Exhibit 10.9

Execution Version

KC PARENT, LP

LIMITED PARTNERSHIP AGREEMENT

MARCH 27, 2024

THE PARTNERSHIP INTERESTS AND UNITS REPRESENTED BY THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, OFFERED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

SUCH INTERESTS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND THE PARTNERSHIP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.

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Schedules:

Schedule A	Capitalization

Schedule A-1	Addresses of Partners

Schedule B	Sample Calculations of Distribution Amounts

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KC PARENT, LP

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”), dated March 27, 2024, is made by and among KC Parent, LP, a Delaware limited partnership (the “Partnership”), KC Parent GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (the “General Partner”), the Partners Group Limited Partners (as defined herein), the Advisor Limited Partner (as defined below), the Management Limited Partners (as defined below) and the other Persons named in Schedule A attached hereto and made a part hereof and any other Person who subsequently receives Units and is admitted as a limited partner of the Partnership (together with the Partners Group Limited Partners, the Advisor Limited Partner and the Management Limited Partners, each a “Limited Partner” and collectively, the “Limited Partners” and, together with the General Partner, collectively, the “Partners”).

RECITALS

WHEREAS, the Partnership was initially formed as a limited liability company (during its existence as such, the “Predecessor Company”) under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.) by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on June 29, 2015 and has been operated and managed prior to the date hereof in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement, dated as of July 6, 2020 (the “Prior LLC Agreement Date”), by and among the Predecessor Company and the other parties thereto (as amended prior to the date hereof, the “Prior LLC Agreement”) or its applicable predecessor operating agreements;

WHEREAS, on the date hereof and prior to the execution and delivery of this Agreement, (a) the Board and the Partners Group Members (as defined in the Prior LLC Agreement), in accordance with Section 6.5 of the Prior LLC Agreement, approved the conversion of the Predecessor Company into a Delaware limited partnership pursuant to Section 17-217 of the Act (as defined below) and (b) the Predecessor Company was accordingly converted into a Delaware limited partnership pursuant to Section 17-217 of the Act immediately thereafter;

WHEREAS, in connection with the adoption, execution and delivery of this Agreement, certain amendments to the Prior LLC Agreement have been made pursuant to Article 11 of the Prior LLC Agreement, and in accordance with such provision the undersigned, representing the holders of the majority of the Class A Units and the holders of the majority of the Class A-1 Units, hereby approve, accept and ratify such amendments;

WHEREAS, KC Parent GP, LLC was appointed as the general partner of the Partnership pursuant to the Certificate (as defined below); and

WHEREAS, the parties desire to enter into this Agreement, which replaces the Prior LLC Agreement in its entirety, to: (i) set forth their respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations in and with respect to the Partnership, as well as the respective interests, rights, powers, authority, duties, responsibilities, liabilities and obligations of Persons who may hereafter become Partners in accordance with the provisions hereof; and (ii) provide for the management and conduct of the business and affairs of the Partnership.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms used in this Agreement have the following meanings:

“2017 Distribution” has the meaning set forth in Section 5.2(a)(viii).

“2024 Distribution” has the meaning set forth in Section 5.2(a)(viii).

“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et. seq.), as it may be amended from time to time, and any successor to the Act.

“Adjusted Capital Account Balance” of a Limited Partner as of any date means the balance in such Limited Partner’s Capital Account as of such date (a) increased by any amount such Limited Partner is deemed obligated to contribute to the Partnership pursuant to Treasury Regulations Section 1.704-l(b)(2)(ii)(c) or is deemed obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5) and (b) reduced by any allocations or distributions to such Limited Partner described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Advisor Limited Partner” means Rafael Pastor and his Permitted Transferees.

“Affected Limited Partners” has the meaning set forth in Article 11.

“Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with (directly or indirectly through any Person) the Person referred to, and, if the Person referred to is a natural person, a Family Member of such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, as amended, supplemented or restated from time to time.

“Assumed Tax Rate” for any period means the highest combined rate of federal, state, and local income, Medicare and similar taxes then applicable to individual residents of New York, NY with respect to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the character of the net income or loss allocated to the Limited Partners and the respective amounts of income and gains of such types that have been so allocated, and the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon, including pursuant to Section 68 of the Code.

“Board” has the meaning set forth in Section 6.1.

“Breaching Party” has the meaning set forth in Section 13.5.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Business Relationship” means any relationship as a full-time employee, part-time employee, director, manager, consultant or other key person of the Partnership or any Subsidiary or any successor entity.

“Capital Account” of a Limited Partner means the account maintained by the Partnership for each Limited Partner pursuant to Section 3.4.

“Capital Contributions” of a Limited Partner means the amount of cash and/or the Fair Market Value (as determined by the Board) of any property (net of liabilities secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code) contributed or deemed contributed as provided herein by such Limited Partner to the Partnership at any time, before, on or after the Prior LLC Agreement Date, as shall be set forth on Schedule A, as such Schedule may be amended by the Board from time to time for additional contributions, additional share issuances, or other changes in the numbers of issued Units in accordance with this Agreement.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Cause” means, with respect to any individual Management Limited Partner, the definition set forth in any employment or similar agreement between the Management Limited Partner and the Partnership or any of its Subsidiaries, or, if there is no such employment or similar agreement, then Cause shall mean: (i) the Management Limited Partner’s willful refusal to perform his duties to the Partnership or any Subsidiary or failure to follow the lawful instructions of the Board or the appropriate officers of the Partnership or any Subsidiary; (ii) the Management Limited Partner’s intentional misconduct or gross negligence; (iii) the Management Limited Partner’s commission of any act of fraud, misappropriation, embezzlement, intentional misrepresentation or dishonesty with respect to the Partnership, any of its Subsidiaries or any Affiliate, customer or supplier thereof; (iv) an indictment with respect to, commission or conviction of, or entry of a plea of nolo contendere to (A) a felony or crime involving moral turpitude or dishonesty, including without limitation the illegal use of drugs or (B) any crime with respect to which imprisonment is a possible punishment; (v) abuse of, or addiction to, any substance or alcohol, including but not limited to performance of duties under the influence of any substance or alcohol; (vi) misconduct by the Management Limited Partner that would cause the Partnership or any Subsidiary thereof to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination; (vii) any breach by the Management Limited Partner of a fiduciary duty owed to the Partnership or any Subsidiary thereof; (viii) any other conduct in the performance of the Management Limited Partner’s employment or other service that the Management Limited Partner knows violates applicable law or causes the Partnership or any subsidiary thereof to violate applicable law; (ix) a material breach by the Management Limited Partner of this Agreement or a breach of any confidentiality, assignment of inventions, non-compete, non-solicit or similar obligation to the Partnership or any of its Subsidiaries or any other agreement with the Partnership or any of its Subsidiaries; and (x) any public disparaging, derogatory or detrimental comments made by the Management Limited Partner about the Partnership or any other party hereto or any of their respective Subsidiaries, Affiliates, directors, officers, managers or employees that are detrimental to the reputation of any of the foregoing, or engaging in a pattern of conduct that is detrimental to the reputation of any of the foregoing; provided, however, there shall be no termination for Cause pursuant to subsections (i) or (ix) without the Management Limited Partner first being given notice by the Partnership of any such event, specifying such event in reasonable detail, and the Management Limited Partner having failed to cure such event within a period of ten (10) days following receipt of such notice.

“CEO Competing Business” has the meaning set forth in Section 13.20(d).

“CEO Limited Partner” means John T. Wyatt and his Permitted Transferees.

“Certificate” means the Partnership’s Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on March 27, 2024.

“Class A Contribution Amount” means, with respect to Limited Partners in the aggregate, an amount equal to the aggregate amount of Capital Contributions made to the Partnership in respect of Class A Units or, with respect to any Limited Partner, the aggregate amount of Capital Contributions made to the Partnership by such Limited Partner in respect of Class A Units. Each Limited Partner’s initial share of the aggregate Class A Contribution Amount shall be set forth on Schedule A attached hereto as the same may be amended by the Board from time to time with respect to additional contributions, additional share issuances or other changes in the numbers of issued Units in accordance with this Agreement.

“Class A Unit Purchase Price” means $1.00.

“Class A Units” means Interests in the Partnership having the economic and other rights set forth herein with respect to “Class A Units” or any successor securities issued with respect thereto.

“Class A-l Catch-Up Amount” means, with respect to the Limited Partners holding Class A-1 Units, an amount set forth on Schedule A attached hereto as the “Catch-Up Amount” with respect to all Class A-1 Units. Each Limited Partner’s initial share of the aggregate Class A-1 Catch-Up Amount shall be set forth on Schedule A, as the same may be amended by the Board from time to time with respect to changes in the numbers of issued Units in accordance with this Agreement.

“Class A-l Distribution Percentage” has the meaning set forth in Section 5.2(f)(i).

“Class A-l Unit Grant Agreement” means, any Class A Unit Grant Agreement entered into between the Partnership and each holder of Class A-1 Units.

“Class A-l Units” means profits interests in the Partnership having the economic and other rights set forth herein with respect to “Class A-1 Units,” issued to the Limited Partners on terms and conditions set forth herein, or any successor securities issued with respect thereto.

“Class B Distribution Event” has the meaning set forth in Section 3.1(c)(iv)(C).

“Class B Proceeds” has the meaning set forth in Section 3.1(c)(iv)(D).

“Class B Shares” has the meaning set forth in Section 5.2(h).

“Class B Units” means profits interests in the Partnership having the economic and other rights set forth herein with respect to “Class B-1 Units,” “Class B-2 Units” and “Class B-3 Units” issued to the Management Limited Partners or Advisor Limited Partner, as applicable, on terms and conditions set forth herein and in the applicable Incentive Units Agreements, or any successor securities issued with respect thereto.

“Class B-1 Distribution Percentage” has the meaning set forth in Section 5.2(f)(ii).

“Class B-1 Units” means profits interests in the Partnership having the economic and other rights set forth herein with respect to “Class B-1 Units” or any successor securities issued with respect thereto.

“Class B-2 Distribution Percentage” has the meaning set forth in Section 5.2(f)(iii).

“Class B-2 Performance Hurdle” has the meaning set forth in Section 3.1(c)(iv)(A).

“Class B-2 Units” means profits interests in the Partnership having the economic and other rights set forth herein with respect to “Class B-2 Units” or any successor securities issued with respect thereto.

“Class B-3 Distribution Percentage” has the meaning set forth in Section 5.2(f)(iv).

“Class B-3 Performance Hurdle” has the meaning set forth in Section 3.1(c)(iv)(B).

“Class B-3 Units” means profits interests in the Partnership having the economic and other rights set forth herein with respect to “Class B-3 Units” or any successor securities issued with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Businesses” has the meaning set forth in Section 13.12(b).

“Confidential Information” has the meaning set forth in Section 13.19(a).

“Conversion” has the meaning set forth in Section 10.4(a).

“Conversion Distribution” has the meaning set forth in Section 3.1(c)(iv)(D).

“Corporate Vehicle” has the meaning set forth in Section 10.4(a).

“Covered Person” means (a) each Partner (including, for the avoidance of doubt, the General Partner), in its capacity as a Partner, (b) each officer, manager, stockholder, member, partner, representative, employee or agent of the Partnership or any Partner, in his or her capacity as such, (c) each Manager, in his or her capacity as a Manager, (d) any Liquidator, and (e) any other Person designated by the Board as a Covered Person, in his or capacity as so designated.

“Credit Agreement” has the meaning set forth in the definition of “Permitted Indebtedness.”

“Disability” means, with respect to any individual Management Limited Partner, the definition set forth in any employment or similar agreement between the Management Limited Partner and the Partnership or any of its Subsidiaries, or, if there is no such employment or similar agreement, then “Disability” shall be deemed to occur if the Management Limited Partner is unable to perform the essential functions of the Management Limited Partner’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Management Limited Partner is disabled so as to be unable to perform the essential functions of the Management Limited Partner’s then existing position or positions with or without reasonable accommodation, the Management Limited Partner may, and at the reasonable request of the Partnership shall, submit to the Partnership a certification in reasonable detail by a physician selected by the Management Limited Partner (or his guardian) and the Partnership as to whether the Management Limited Partner is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Management Limited Partner shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Management Limited Partner shall fail to submit such certification, the Partnership’s determination of such issue shall be binding on the Management Limited Partner; provided, however, nothing in this definition of “Disability” shall be construed to waive the Management Limited Partner’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

“Dragging Limited Partner” has the meaning set forth in Section 8.7(a).

“Economic Capital Account” means, with respect to any Limited Partner, such Limited Partner’s Capital Account balance as of the date of determination, after crediting to such Capital Account any amounts that the Limited Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2, including without limitation partnership minimum gain and partner minimum gain as those terms are defined therein.

“Equity Incentive Plan” means the KC Parent, LLC 2015 Equity Incentive Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” means the fair market value of the applicable Units or other assets as may be specified herein, as determined in good faith by the Board (which, for the avoidance of doubt, will take into account any advances paid to such Units).

“Family Member” means, as applied to any Person who is an individual, such individual’s spouse, parent, sibling, child, grandchild or other descendent thereof (whether natural or adopted) and each trust, limited partnership, limited liability company or other estate or tax planning vehicle or entity created for the exclusive benefit of the individual or one or more of such Persons.

“Fiscal Year” has the meaning set forth in Section 9.3.

“Fully Exercising ROFO Holder” has the meaning set forth in Section 8.8(c).

“Fund Indemnitees” has the meaning set forth in Section 7.7.

“Fund Indemnitors” has the meaning set forth in Section 7.7.

“GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period.

“Good Reason” means with respect to any individual Management Limited Partner, the definition set forth in any employment or similar agreement between the Management Limited Partner and the Partnership or any of its Subsidiaries, or, if there is no such employment or similar agreement, then Good Reason shall mean the occurrence of any of the following events with respect to any individual Management Limited Partner (i) any material reduction in the then current base salary or annual bonus opportunity (expressed as a percentage of base salary) of the Management Limited Partner except for across-the-board salary reductions based on the Partnership’s consolidated financial performance similarly affecting all or substantially all senior management employees of the Partnership or any of its Subsidiaries; (ii) any material adverse change in the Management Limited Partner’s titles, responsibilities or duties; or (iii) any change to the principal place of employment of the Management Limited Partner to a location that is more than fifty (50) miles from the original place of employment and the Management Limited Partner’s principal residence; provided, however, that (y) the such Management Limited Partner shall have given the Partnership notice of any such event and an opportunity cure the same for thirty (30) days; and (z) such Management Limited Partner shall resign within ninety (90) days following any such failure to cure in order to effect a termination for “Good Reason.”

“Hearst Limited Partner” has the meaning set forth in Section 6.6.

“Incentive Units” has the meaning set forth in Section 3.1(b)(iii).

“Incentive Units Agreement” means, any Incentive Units Agreement entered into between the Partnership and each holder of Class B Units.

“Indebtedness” means, with respect to any Person, (i) any liability, contingent or otherwise, of such Person (whether matured or unmatured) (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets or upon which interest payments are customarily made, (C) for any letter of credit, hedging or swap agreement or performance bond for the benefit of such Person, (D) for the payment of money relating to a capitalized lease obligation or under conditional sale or other title retention agreements, (E) for any purchase price associated with any acquisition of assets or business (including any deferred purchase price, assumption of Indebtedness, non-competition payments or other forms of consideration), (F) that would be classified as indebtedness on a balance sheet under GAAP or is secured by a Lien on property owned by such Person or (G) under off balance sheet financing arrangements; (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; and (iii) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i) or (ii).

“Indemnified Costs” has the meaning set forth in Section 7.3(a).

“Independent Managers” has the meaning set forth in Section 6.2(a)(iii).

“Interests” of a Limited Partner at a particular time means the interests representing such Limited Partner’s interest, rights, powers and authority in and with respect to the Partnership at such time that are specified with respect to Interests in this Agreement, which Interests shall be represented by Units. Such interest, rights, powers and authority include: (i) such Limited Partner’s share of the profits and losses of the Partnership, and such Limited Partner’s right to receive distributions and to withdraw assets from the Partnership, pursuant to the provisions of this Agreement; and (ii) such Limited Partner’s other rights, powers and authority in respect of the Partnership under this Agreement.

“Involuntary Transfer” means the involuntary Transfer of all or any portion of Units by way of bankruptcy, receivership, levy, execution, divorce proceeding, charging order or other similar seizure by legal process.

“KLC Inc.” has the meaning set forth in Section 3.1(b)(v).

“KLC Incentive Plan” has the meaning set forth in Section 3.1(b)(v).

“Lien” means (a) any encumbrance, mortgage, pledge, lien (statutory or other), hypothecation, deposit arrangement, charge or other security interest or restriction on use or Transfer of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other Transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Limited Partner” and “Limited Partners” has the meaning set forth in the preamble to this Agreement.

“Limited Partner Matters” has the meaning set forth in Section 8.7(d).

“Limited Partner ROFO Acceptance Period” has the meaning set forth in Section 8.8(b).

“Limited Partner Transfer Notice” has the meaning set forth in Section 8.9(a).

“Limited Transfer Period” has the meaning set forth in Section 8.10.

“Liquidator” has the meaning set forth in Section 10.2(a).

“Management Limited Partners” means the Limited Partners who are, or Affiliates of which are, current or former Service Providers to the Partnership or any Subsidiary in their respective capacities as such. For the avoidance of doubt, the Advisor Limited Partner, the Partners Group Limited Partners and any of their respective Affiliates shall not be deemed to be a Management Limited Partner or a Service Provider.

“Management Limited Partners Contribution and Subscription Agreement” means the contribution and subscription agreement and/or subscription agreements, pursuant to which certain Management Limited Partners subscribed for Class A Units.

“Manager” has the meaning set forth in Section 6.1.

“New Securities” has the meaning set forth in Section 3.8(a).

“Note” has the meaning set forth in Section 3.1(d)(v).

“Offeree” has the meaning set forth in Section 3.8(a).

“Over-Allotment ROFO Acceptance Period” has the meaning set forth in Section 8.8(c).

“Partners Group Contribution and Subscription Agreement” means the contribution and subscription agreement and/or subscription agreements pursuant to which each of the Partners Group Limited Partners purchased Class A Units.

“Partners Group Managers” has the meaning set forth in Section 6.2(a)(i).

“Partners Group Limited Partners” means the PG Funds, Partners Group Daintree Co- Invest, L.P. and PGDI, together with their Permitted Transferees.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership and Partners Group Parties” has the meaning set forth in Section 13.21(c).

“Partnership ROFO Acceptance Period” has the meaning set forth in Section 8.8(a).

“Permitted Indebtedness” means any Indebtedness of the Partnership or its Subsidiaries permitted under that certain Credit Agreement, dated as of June 12, 2023, by and among KinderCare Learning Companies, Inc., a Delaware corporation, as Initial Holdings, KC Sub, LLC, a Delaware limited liability company, as Intermediate Holdings, KUEHG Corp, a Delaware corporation, as Borrower, Barclays Bank PLC, as Administrative Agent and as Collateral Agent, and the Lenders and Issuing Banks (each as defined therein) party thereto from time to time (as amended, restated, amended and restated, extended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”).

“Permitted Liens” means any Liens of the Partnership or its Subsidiaries permitted under the Credit Agreement.

“Permitted Transfer” means:

(a) in the case of any Partners Group Limited Partner, (i) any Transfer of Units by such Limited Partner to any Affiliate thereof, or a fund or investment vehicle managed or advised by any Affiliate of such Limited Partner, as applicable, (ii) any Transfer of Units to a successor corporation or other successor entity as a result of a merger or consolidation, or a sale of all or substantially all of the assets of, such Limited Partner, or a pro rata Transfer to their respective equity holders, or (iii) any Transfer of Units to the extent necessary to comply (as determined in good faith by such Limited Partner, as applicable) with any governmental rule, law or regulation, or any directive or order of any governmental agency, regulatory authority or self-regulatory authority claiming to have authority to regulate or oversee any aspect of such Limited Partner’s, as applicable, business, including (without limitation) bank and securities examiners or (iv) any Transfer of Units to another Limited Partner, other than a Management Limited Partner; provided, that any Transferee pursuant to clauses (i) through (iv) above shall become a party to this Agreement and shall be admitted to the Partnership as a Limited Partner;

(b) in the case of any Limited Partner who is an individual, any Transfer without consideration of Units to a Family Member of such Limited Partner solely for tax or estate planning purposes; provided, that (i) such Transferee Family Member agrees to execute a joinder to this Agreement providing that such Family Member is bound by all of the terms and conditions of this Agreement to the same extent that the Transferor was bound with respect to the Transferred Units and shall, subject to Board approval, be admitted to the Partnership as a Limited Partner and that such Transferee Family Member may not further Transfer any such Units and (ii) if requested by the Board in its sole discretion and consistent with the tax or estate planning purposes of the proposed Transfer, the Limited Partner proposing to make such Transfer shall provide documentation reasonably acceptable to the Partnership evidencing that such Limited Partner has retained and will continue to hold, directly or indirectly, voting and dispositive power with respect to the Units to be Transferred.

“Permitted Transferee” means a Person to whom a Permitted Transfer of Units is made and who is admitted to the Partnership as a Limited Partner.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

“PG Funds” means Partners Group Client Access 13 L.P. Inc., Partners Group Barrier Reef L.P., Partners Group Hercules, L.P. Inc., Partners Group Hearst Opportunities Fund L.P., and Partners Group Access 768 L.P.

“PGDI” means Partners Group Direct Investments 2012 (EUR), L.P. Inc. and its Permitted Transferees.

“Predecessor Company” has the meaning set forth in the recitals to this Agreement.

“Preferred Units” means, collectively, the Class A Units and the Class A-1 Units.

“Prior LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Prior LLC Agreement Date” has the meaning set forth in the recitals to this Agreement.

“Proceeding” has the meaning set forth in Section 7.6.

“Public Offering” means the sale or distribution of the common stock of a Corporate Vehicle pursuant to an underwritten public offering registered under the Securities Act following a Conversion.

“Publicly Traded Securities” means securities that are traded on a nationally recognized securities exchange, inter-dealer quotation system, or over-the-counter, in each case that may be sold in such market by the holder thereof without volume restrictions in accordance with the applicable securities laws and the holder’s contractual obligations.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated July 8, 2015, by and among the Predecessor Company, KC Mergersub, Inc., a Delaware corporation, KUE U.S., LLC, a Delaware limited liability company, and KUEHG, as may be amended, modified or supplemented from time to time.

“Related Agreements” means this Agreement, the Class A-1 Grant Agreement, each Incentive Units Agreement, the Partners Group Contribution and Subscription Agreement and the Management Limited Partners Contribution and Subscription Agreement.

“Restricted Period” means the period beginning on the Prior LLC Agreement Date and ending after the earlier of (x) one (1) year after a Management Limited Partner, CEO Limited Partner, Advisor Limited Partner or their respective Permitted Transferees ceases to hold any Units in the Partnership and (y) six (6) months after the expiration of the Partnership’s option to repurchase vested Class B Units pursuant to Section 3.1(d)(ii)(A) or Section 3.1(d)(ii)(B), as applicable.

“ROFO Holders” has the meaning set forth in Section 8.8(a).

“ROFO Notice” has the meaning set forth in Section 8.8(a).

“Ropes” has the meaning set forth in Section 13.21(c).

“Sale Documents” has the meaning set forth in Section 8.7(c).

“Sale of the Partnership” means a transaction approved by the Board with an unaffiliated third party which involves either (a) a consolidation, merger or recapitalization of the Partnership, or a sale, cross sale, exchange, conveyance or other disposition of Capital Securities of the Partnership in a single transaction or a series of transactions, in which the equity holders of the Partnership immediately prior to such consolidation, merger, recapitalization, sale, transaction or first of such series of transactions, own less than a majority of the Partnership’s or any successor entity’s issued and outstanding Capital Securities immediately after such consolidation, merger, recapitalization, sale, transaction or series of such transactions (provided that a Public Offering shall not be a “Sale of the Partnership” and Transfers of Units to Permitted Transferees shall be disregarded in determining whether there has been a “Sale of the Partnership”); or (b) a sale, lease or other disposition of all or substantially all of the assets of the Partnership and its Subsidiaries on a consolidated basis, including pursuant to consolidation, merger or recapitalization of, or a sale, exchange, conveyance or other disposition of Capital Securities of any Subsidiary or group of Subsidiaries in a single transaction or a series of transactions.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means any employee, officer, manager or director of, consultant or other key person of, or other provider of services to, the Partnership or any of its Subsidiaries.

“Significant Holder” has the meaning set forth in Section 3.8(a).

“Strike Price” has the meaning set forth in Section 3.1(e)(ii).

“Sub Board” has the meaning set forth in Section 6.2(e).

“Subject Partners” has the meaning set forth in Section 13.12(b).

“Subsidiary” or “Subsidiaries” means as of any time any Person of which the Partnership at such time owns directly or indirectly through another Person at least a majority of the outstanding Capital Securities whether or not entitled to vote generally.

“Substituted Limited Partner” means a Transferee of a Limited Partner that is admitted as a Limited Partner to the Partnership pursuant to Section 8.4.

“Tag Holder” has the meaning set forth in Section 8.9(a).

“Tag-Along Rights” has the meaning set forth in Section 8.9(a).

“Tag-Along Transferor” has the meaning set forth in Section 8.9(a).

“Target Balance” means, with respect to any Limited Partner as of the close of any period for which allocations are made under Article 4, the net amount such Limited Partner would receive (or be required to contribute) in a hypothetical liquidation of the Partnership as of the close of such period, assuming for purposes of any hypothetical liquidation (i) a sale of all of the assets of the Partnership at prices equal to their then book values (as maintained by the Partnership for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Section 1.704 1(b)(2)(iv)), and (ii) the distribution of the net proceeds thereof to the Limited Partners pursuant to the terms of this Agreement (for this purpose, treating all Preferred Units and Class B Units as fully vested), after the payment of all actual Partnership Indebtedness, and any other liabilities related to the Partnership’s assets (limited, in the case of nonrecourse liabilities, to the book value of the collateral securing or otherwise available to satisfy such liabilities).

“Tax Distribution” has the meaning set forth in Section 5.3.

“Tax Matters Partner” has the meaning set forth in Section 13.10.

“Taxable Year” means the taxable year of the Partnership for federal income tax purposes, which shall initially be the calendar year unless otherwise required by law.

“Third Party Offer” has the meaning set forth in Section 8.9(a).

“Transaction Offer” has the meaning set forth in Section 8.8(a).

“Transfer” means, with respect to any Unit, Interest, property, asset or other right or interest, when used as a verb, to directly or indirectly sell, assign, transfer, exchange, distribute, devise, gift, grant a Lien on or otherwise dispose of such Unit, property, asset or other right or interest, in whole or in part, or, when used as a noun, the direct or indirect sale, assignment, transfer, exchange, distribution, devise, gift, granting of a Lien on or other disposition of such Unit, property, asset or other right or interest, in whole or in part, in either case, whether pursuant to a sale, merger, combination, consolidation, reclassification or otherwise, and whether voluntarily or by operation of law. For the avoidance of doubt, a transfer of limited partner interests in any Limited Partner that is a limited partnership shall not be deemed to be a “Transfer” hereunder.

“Transferor” means any Person who Transfers all or a portion of a Unit, Interest, property, asset or other right or interest, as applicable, and “Transferee” means the recipient of all or a portion of an Interest, property, asset or other right or interest.

“Transferring Limited Partner” has the meaning set forth in Section 8.8(a).

“Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means collectively, the “Class A Units”, “Class A-l Units”, “Class B Units” and one or more other classes or series of “Units” issued by the Partnership representing Interests in the Partnership.

Section 1.2 Rules of Interpretation. Certain additional defined terms used in this Agreement have the meanings specified throughout the Agreement.

(a) The singular includes the plural and the plural includes the singular.

(b) A reference to the masculine gender shall be deemed to be a reference to the feminine gender and vice versa.

(c) The word “or” is not exclusive.

(d) A reference to a Person includes its permitted successors and permitted assigns.

(e) The words “include,” “includes” and “including” are not limiting.

(f) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(g) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(i) This Agreement is the result of negotiations among, and has been reviewed by, the Partners with the advice of counsel to the extent deemed necessary by any Partner. Accordingly, this Agreement shall be deemed to be the product of the Partners, and no ambiguity shall be construed in favor of or against any Partner.

(j) All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied.

(k) The term “day” shall mean calendar day. Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in questions falls on a day which is not a Business Day, the event or action shall be performed, or the period shall end, on the next succeeding Business Day.

(l) All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Formation. The parties agree to continue the Partnership under and pursuant to the Act. The Partnership was organized as a limited partnership by the filing of the Certificate pursuant to the Act with the Secretary of State of the State of Delaware on March 27, 2024.

Section 2.2 Name. The name of the Partnership is “KC Parent, LP” and the Partnership shall operate under such name, or such other name as may from time to time be selected by the Board.

Section 2.3 Purpose. The purpose of the Partnership is to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.4 Office. The principal place of business of the Partnership shall be located at such location as the Board may determine from time to time; provided, however, that the Board shall provide notice of the designation of and any change of the principal place of business to the Partners as promptly as practicable after such designation or change. The Board may establish additional places of business of the Partnership when and where required by or advisable for the Partnership’s business.

Section 2.5 Term. The term of the Partnership commenced with the filing of the Certificate with the office of the Secretary of State of the State of Delaware and shall continue until the Partnership is dissolved in accordance with this Agreement and the Act.

Section 2.6 Ownership of Partnership Property. All property acquired by the Partnership, real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interest therein solely due to its capacity as a Partner.

Section 2.7 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered agent and registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be as provided in the Certificate or such other registered agent or office (which need not be a place of business of the Partnership) as the Board may designate from time to time in the manner provided by law.

Section 2.8 Tax Classification. The Partnership (i) shall be classified as a partnership for all applicable federal, state and local income tax purposes (in accordance with Section 9.8) and (ii) shall not be a joint venture for any purpose, and no Partner or Manager shall, by virtue of this Agreement, be a joint venturer of any other Partner or Manager for any purpose.

Section 2.9 General Partner.

(a) Admission of the General Partner. The General Partner agrees to be, and is, hereby admitted as the “general partner”, within the meaning of the Act, of the Partnership and hereby undertakes and agrees to comply with, and be bound by, all of the terms of this Agreement in its capacity as the general partner of the Partnership hereunder.

(b) Withdrawal of the General Partner. The General Partner may withdraw as the Partnership’s general partner only by delivering a written notice of withdrawal to the Partnership. Such notice shall state the effective date of the General Partner’s withdrawal. Unless such notice is earlier revoked, the General Partner shall be deemed to have withdrawn as the Partnership’s general partner upon the earlier of (a) the effective date stated in such notice and (b) the date a successor General Partner is admitted to the Partnership pursuant to Section 2.9(c).

(c) Election of a Successor General Partner. If the General Partner ceases to be the Partnership’s general partner for any reason, the Partners Group Limited Partners shall elect a successor general partner. Any Person elected to be the successor general partner shall be admitted to the Partnership as the general partner upon the date the former general partner ceased to be the Partnership’s general partner only upon the Partnership’s receipt of a written assumption by such Person of all of the General Partner’s rights, obligations and agreements hereunder, and the business of the Partnership shall continue without dissolution.

(d) Expenses. The Partnership shall pay for any and all expenses, costs and liabilities incurred in the conduct of the business of the Partnership, the General Partner (to the extent such expenses, costs and liabilities are incurred by the General Partner on behalf of the Partnership) and its Subsidiaries in accordance with the provisions hereof. The Partnership shall pay all administrative expenses associated with the administration and operation of the General Partner (including costs of maintaining its existence, preparation of tax returns and similar matters).

Section 2.10 This Agreement. The Partners hereby execute this Agreement to conduct the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Act. The Partners hereby agree that during the term of the Partnership, the rights, powers and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights, powers and obligations specified in the Act shall apply “unless otherwise provided in a partnership agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement, the Act. To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

ARTICLE 3

UNITS, CAPITAL CONTRIBUTIONS, NATURE OF INTERESTS AND

ESTABLISHMENT OF CAPITAL ACCOUNTS

Section 3.1 Interests and Units.

(a) Interests and Units. Each Limited Partner shall hold an Interest. Each Limited Partner’s Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Limited Partner’s respective Interest and Units shall be determined under this Agreement and the Act based upon the number and the class of Units held by such Limited Partner with respect to his, her or its Interest. The number and the class or subclass of Units held by each Limited Partner on the date hereof, are set forth opposite each Limited Partner’s name on Schedule A. The Limited Partners shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Limited Partners entitled to vote or in writing as provided herein. For the avoidance of doubt, the Class B Units shall not entitle the holders thereof to vote on any matter in respect thereof.

(b) Classes of Units.

(i) There are hereby established and authorized for issuance Class A Units.

(ii) There are hereby established and authorized for issuance 7,500,000 Class A-1 Units.

(iii) There are hereby established and authorized for issuance 31,572,989 Class B-1 Units, 31,572,989 Class B-2 Units and 23,679,742 Class B-3 Units (“Incentive Units”) which shall consist of those Units issued pursuant to the terms of the applicable Incentive Units Agreement setting forth the terms and conditions governing such Units, subject to the approval of the Board. Class B Units shall have all of the rights, privileges, preferences and obligations as are specifically provided for in this Agreement, in the Incentive Units Agreements and under the Equity Incentive Plan.

(iv) The Board, subject to Section 3.8 and Section 6.5, shall have the right to authorize and cause the Partnership to create and issue additional Units, in which event the Board shall have the power to amend this Agreement and/or Schedule A to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances (including, without limitation, amending this Agreement to create and authorize a new class, group or series of Units and to add the terms of such new class, group or series, including economic and governance rights which may be different from, senior to or more favorable than the other existing Units), in each case without the approval or consent of any other Person except as set forth in Section 6.5.

(v) Notwithstanding anything in this Agreement to the contrary, so long as the 2022 Incentive Award Plan (the “KLC Incentive Plan”) of KinderCare Learning Companies, Inc., a Delaware corporation and a direct Subsidiary of the Partnership (“KLC Inc.”), remains in effect, in the event that the Partnership issues any additional Units, then the Partnership shall cause KLC Inc. to either (A) issue a number of additional shares of Class A Common Stock of KLC Inc. to the Partnership equal to the number of such additional Units issued by the Partnership or (B) make appropriate amendments to the certificate of incorporation of KLC Inc. to give effect to the intended purposes of the KLC Incentive Plan and the shares of Class B Common Stock of KLC Inc. issued or issuable in respect of options, restricted stock units or other awards granted or issued, or that may be granted or issued, thereunder.

(c) Vesting and Forfeiture of Class B Units.

(i) Class B-1 Units. Unless otherwise provided in the applicable Incentive Units Agreement approved by the Board, the Class B-1 Units initially held by each of the Management Limited Partners hereunder shall vest over a period of four (4) years in equal annual installments of 25% each on each of the first four anniversaries of the date of grant of such Units to such Management Limited Partner; provided that the grantee of such Class B-1 Units is then engaged in a Business Relationship with the Partnership or any of its Subsidiaries. In addition, upon the consummation of a Sale of the Partnership, the vesting of all then unvested Class B-1 Units then held by such Management Limited Partner shall accelerate in full; provided that the grantee of such Class B-1 Units is then engaged in a Business Relationship with the Partnership or any of its Subsidiaries. If such Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries terminates (A) for any reason, all Class B-1 Units then held by such Management Limited Partner that have not vested as of the date of such termination shall also immediately become null and void and automatically be forfeited and terminated as of such date and (B) by the Partnership for Cause, all Class B-1 Units then held by such Management Limited Partner that have vested as of the date of such termination shall automatically be forfeited and terminated as of such date, in each case, unless otherwise provided for in the Equity Incentive Plan or applicable Incentive Unit Agreement approved by the Board (for any reason other than a Qualifying Retirement (as defined in the Equity Incentive Plan), death or Disability). Further, if such Management Limited Partner (x) materially breaches this Agreement or materially breaches or violates any confidentiality, assignment of inventions, non-solicit or similar obligation to the Partnership or any of its Subsidiaries or (y) breaches or violates any non-compete obligation to the Partnership or any of its Subsidiaries, in each case, at any time (whether before or after any termination of such Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries), all Class B-1 Units, Class B-2 Units, and Class B-3 Units then held by such Management Limited Partner shall immediately become null and void and automatically be forfeited and terminated as of such date.

(ii) Class B-2 and Class B-3 Units. The Class B-2 Units shall vest, if at all, on the first date on which the Class B-2 Performance Hurdle is achieved; provided that the grantee of such Class B-2 Units is then engaged in a Business Relationship with the Partnership or any of its Subsidiaries. The Class B-3 Units shall vest, if at all, on the first date on which the Class B-3 Performance Hurdle is achieved; provided that the grantee of such Class B-3 Units is then engaged in a Business Relationship with the Partnership or any of its Subsidiaries. Upon the termination of such Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries for any reason, all Class B-2 Units or Class B-3 Units held by such Management Limited Partner that have not vested as of the date of such termination shall immediately become null and void and automatically be forfeited and terminated as of such date, in each case, unless otherwise provided for in the Equity Incentive Plan or applicable Incentive Unit Agreement approved by the Board (for any reason other than a Qualifying Retirement (as defined in the Equity Incentive Plan), death or Disability); provided that following a Sale of the Partnership, the Class B-2 Units and Class B-3 Units shall not be forfeited except in the event of a termination by the Partnership or any Subsidiary for Cause or by the Management Limited Partner without Good Reason (and, for the avoidance of doubt, unless otherwise determined by the Board, such Class B-2 Units and Class B-3 Units shall remain, in all cases, subject to achievement of the applicable performance hurdles).

(iii) Involuntary Transfers. Upon any Involuntary Transfer of any Class B-1 Units, Class B-2 Units or Class B-3 Units held by such Management Limited Partner that have not vested as of the date of such Involuntary Transfer, such Class B-1 Units, Class B-2 Units or Class B-3 Units, as applicable, shall immediately become null and void and automatically be forfeited and terminated as of such date.

(iv) Vesting. For purposes of determining vesting under this Section 3.1(c) and rights to distributions under Section 5.2(c), distributions, including distributions of Class B Proceeds shall be determined on a “incremental” dollar-by-dollar basis, such that the determination of the appropriation of every successive dollar of such Class B Proceeds received from the first dollar to the last, whether released in a single transaction or a series of transactions over time, shall be determined independently in accordance with the definitions and other terms set forth herein and subject to Section 5.2(b) and Section 5.2(c), such that the percentage sharing of different classes of Units shall be dynamic and subject to change as incremental dollars are distributed and applicable vesting hurdles are attained, as illustrated on the model set forth as Schedule B.

For purposes of the foregoing:

(A) “Class B-2 Performance Hurdle” means the receipt by the Partners Group Limited Partners, through one or a series of Class B Distribution Events, of an aggregate amount of Class B Proceeds equal to two (2) times the Partners Group Limited Partners’ aggregate Class A Contribution Amount and all other capital invested by the Partners Group Limited Partners, taking into account all Class B Proceeds received by the Partners Group Limited Partners prior to such date of such achievement and after giving effect to any prior or contemporaneous distribution or payment to the holders of Class B Units.

(B) “Class B-3 Performance Hurdle” means the receipt by the Partners Group Limited Partners, through one or a series of Class B Distribution Events, of an aggregate amount of Class B Proceeds equal to three (3) times the Partners Group Limited Partners’ aggregate Class A Contribution Amount and all other capital invested by the Partners Group Limited Partners, taking into account all Class B Proceeds received by the Partners Group Limited Partners prior to such date of such achievement and after giving effect to any prior or contemporaneous distribution or payment to the holders of Class B Units.

(C) “Class B Distribution Event” means any distribution or payment as a result of which the Partners Group Limited Partners receive Class B Proceeds from the Partnership or from one or more third parties in respect of their ownership or Transfer of Capital Securities in the Partnership or any successor.

(D) “Class B Proceeds” means the sum of (I) the aggregate amount of cash which the Partners Group Limited Partners receive in respect of their Units as a result of a Transfer thereof or a distribution with respect thereto (other than (1) as management fees from the Partnership or any of its Subsidiaries, (2) any reimbursements of transaction or other expenses incurred by and payable directly by Partners Group Limited Partners, (3) the transaction fee payable upon the consummation of the transactions contemplated by the Purchase Agreement, (4) any Tax Distributions or (5) any securities distributed to the Limited Partners in connection with a Public Offering of the Partnership or any of its Subsidiaries or otherwise), and (II) in the event that the Partnership distributes the stock of a Corporate Vehicle to the Limited Partners in connection with a Conversion contemplated by Section 10.4 in accordance with Section 5.2 (any such distribution, a “Conversion Distribution”), an amount equal to the aggregate Fair Market Value of the shares of the stock of such Corporate Vehicle distributed to the Partners Group Limited Partners in respect of their Units in such Conversion Distribution, determined based on the per share offering price of the stock of such Corporate Vehicle in the applicable Public Offering, net of underwriting discounts and commissions. For the avoidance of doubt, (i) in the event the Partners Group Limited Partners receive consideration other than cash in any distribution, other than a Conversion Distribution, such amount shall not be included in determining whether the Class B-2 Performance Hurdle or Class B-3 Performance Hurdle has been met until such consideration (or any successor consideration that is not cash or cash equivalents) has been converted to cash and received by the Partners Group Limited Partners free and clear of any restriction, such additional proceeds shall then be included in determining whether the Class B-2 Performance Hurdle or the Class B-3 Performance Hurdle has been met, whereupon the vesting of the Class B-2 and Class B-3 Units hereunder, whether or not then outstanding, shall be redetermined and upon such redetermination such Class B Proceeds and any other distributions that would have been made to the holders or former holders of such Class B-2 and Class B-3 Units shall be distributed or paid to the Persons entitled thereto in accordance with Section 5.2 by the Partnership or the Partners Group Limited Partners, as the case may be, to the holders or former holders of such Class B-2 and Class B-3 Units as if such Units had been vested upon the closing of such distribution had such additional Class B Proceeds then been paid to such holders, and (ii) in the event that a Class B Distribution Event involves an escrow, indemnification obligations, deferred payments or contingent payments, and upon resolution thereof additional Class B Proceeds are payable to the Partners Group Limited Partners, such proceeds shall then be included in determining whether the Class B-2 Performance Hurdle or the Class B-3 Performance Hurdle has been met, whereupon the vesting of the Class B-2 and Class B-3 Units hereunder, whether or not then outstanding, shall be redetermined and upon such redetermination such Class B Proceeds and any other distributions that would have been made to the holders or former holders of such Class B- 2 and Class B-3 Units shall be distributed in accordance with Section 5.2 by the Partnership or the Partners Group Limited Partners, as the case may be, to the holders or former holders of such Class B-2 and Class B-3 Units as if such Units had been vested upon the closing of such Class B Distribution Event had such additional proceeds then been paid to such holders.

(d) Repurchase Rights.

(i) Preferred Units Repurchase Right. Upon (A) the termination of any Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries by the Partnership or such Subsidiary for Cause or (B) if such Management Limited Partner (x) materially breaches this Agreement or materially breaches or violates any confidentiality, assignment of inventions, non-solicit or similar obligation to the Partnership or any of its Subsidiaries or (y) breaches or violates any non-compete obligation to the Partnership or any of its Subsidiaries, in each case, at any time (whether before or after any termination of such Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries), all Preferred Units then held by such Management Limited Partner or his or her Permitted Transferees shall be subject to repurchase by the Partnership at the Fair Market Value (without reduction for illiquidity, minority interest, lack of control or other similar considerations but giving effect to Section 5.2) as of the date of the Partnership’s notice of repurchase thereof, in each case in accordance with the terms of Section 3.1(d)(iv); provided, however, that following a Public Offering and the expiration of the Restricted Period, the provisions of Section 3.1(d)(i)(B)(y) shall terminate.

(ii) Class B Units. Upon (A) the termination of any Management Limited Partner’s Business Relationship with the Partnership or any of its Subsidiaries for any reason other than termination by the Partnership or any Subsidiary for Cause (in which case, for the avoidance of doubt, all such Units shall be forfeited), (B) the death or Disability of the Management Limited Partner or (C) if such Management Limited Partner competes with the Partnership or any of its Subsidiaries following the expiration of applicable non-compete periods all Class B Units then held by such Management Limited Partner that have vested as of the date of such termination shall be subject to repurchase by the Partnership at Fair Market Value as of the date of the Partnership’s notice of repurchase thereof, in each case in accordance with the terms of Section 3.1(d)(iv); provided, however, that following a Public Offering, the provisions of Section 3.1(d)(ii)(C) shall terminate.

(iii) Involuntary Transfer. In the event of an Involuntary Transfer, all Preferred Units and all vested Class B Units shall be subject to repurchase by the Partnership at lower of (1) the original per Unit price paid by such Limited Partner, as applicable, or the per Class A-1 Unit amount of the Class A-1 Catch-Up Amount, as applicable, and (2) the Fair Market Value as of the date of the Partnership’s notice of repurchase thereof, in each case, in accordance with Section 3.1(d)(iv).

(iv) Process. The Partnership may exercise its option to repurchase Class A Units, Class A-1 Units or vested Class B Units under the applicable circumstances described in Section 3.1(d)(i), Section 3.1(d)(ii) and Section 3.1(d)(iii) by delivering written notice of exercise to the holder (or such holder’s estate, legal guardian, successor or assign) thereof, (i) in each case, at any time within 180 days after the date of termination of the relevant Management Limited Partner’s Business Relationship with the Partnership or its Subsidiaries, date of Involuntary Transfer, or date of other triggering event, as applicable; provided, however, from and after a Public Offering, the 180 day time period referenced in this sentence shall be extended to seven months and (ii) in the case of Section 3.1(d)(iii), at any time. The notice of exercise shall specify a date on which the repurchase will occur, which date shall not be fewer than ten (10) calendar days, and not more than thirty (30) calendar days, after the notice of exercise is sent. On the date of the repurchase, the Partnership will deliver the aggregate repurchase price to the holder (or such holder’s estate, legal guardian, successor or assign) calculated as set forth in this Section 3.1(d) and reasonable documentation evidencing the same. For the avoidance of doubt, such repurchase by the Partnership may be carried out (i) by requiring such holder of Units subject to repurchase (a) to exchange such Units for equity in one or more direct or indirect Subsidiaries (such equity being equal to the Fair Market Value at which Units are being repurchased), and then, (b) to sell such equity received in exchange for the Units to any Subsidiary in the redemption of such equity securities by any such Subsidiary for cash or a Note (as defined herein) or (ii) in any other manner that the Partnership determines and is not materially adverse to such Management Limited Partner.

(v) The repurchase price shall be payable, at the option of the Partnership, (A) by certified or bank cashier’s check, or by wire transfer of immediately available U.S. funds to an account or accounts designated by the holder (or such holder’s estate, legal guardian, successor or assign) or (B) by a subordinated note, having an interest rate of five (5) percent, a maturity date of no more than three years from issuance, full acceleration on the closing of a Sale of the Partnership, the closing of a Public Offering or other liquidity event for the Partners Group Limited Partners, and other customary covenant and default provisions (the “Note”). In the event that the payment of the repurchase price or the issuance of or payment under the Note would cause a default under, or otherwise be prohibited by, any Indebtedness of the Partnership, or would otherwise impair the liquidity of the Partnership in the good faith judgment of the Board, the Partnership may defer such payment or issuance, but only for so long as is reasonably required to avoid such default or impairment. The Partnership may assign its repurchase rights to the Partners Group Limited Partners. Provided that the Partnership delivers the aggregate repurchase price for the Units being repurchased on the designated repurchase date (whether or not the holder (or such holder’s estate, legal guardian, successor or assign) accepts the delivered amount) and otherwise exercises the repurchase right in accordance with this Section 3.1(d), the relevant Units shall thereupon be canceled and treated as no longer outstanding for any purpose.

(vi) Following a Public Offering, the provisions of this Section 3.1(d) (Repurchase Rights) shall terminate (x) with respect to Class A Units and Class A-1 Units, upon the expiration of the Limited Transfer Period and (y) with respect to any Units Transferred in accordance with the terms of this Agreement, upon such Transfer.

(e) Profits Interests.

(i) Class A-1 Units and Class B Units issued hereunder are intended to qualify and shall be treated under this Agreement as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001- 43, 2001-2 C.B. 191. As such, none of the Limited Partners issued such Units shall be obligated to make Capital Contributions in respect of any Units so qualifying, the Partnership shall treat such Limited Partners as holding “profits interests” for all purposes of this Agreement in respect of such Units so issued, and if the Partnership were liquidated immediately after issuance of the Class A-1 Units and Class B Units pursuant to this

Agreement, before the Partnership made any earnings and before any appreciation occurred in the value of the Partnership’s assets, and the Partnership’s assets were sold at Fair Market Value and the proceeds distributed in a complete liquidation and dissolution of the Partnership, the holders of Class A-1 Units and Class B Units would not be entitled to receive any share of the proceeds of such complete liquidation and dissolution in respect of such Units.

(ii) In connection with the issuance of any Class A-1 Units or Class B Units, the Board shall determine a strike price (a “Strike Price”) with respect to each such Unit. The Strike Price for any such Unit generally will be not less than the aggregate Fair Market Value of the Partnership’s assets (as determined by the Board in its sole discretion) reduced by any outstanding Partnership liabilities (limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities) as of the date such Unit is issued and may be increased to take into account any Capital Contributions to the Partnership that are made after such Unit is issued. For purposes of clarity, each such Unit issued on the same day shall have the same Strike Price. In the event the Board determines to issue additional Units with a Strike Price lower than the Strike Price associated with a prior issuance of Units, the Board may, in its sole discretion, reduce the Strike Price of the Units issued at the higher Strike Price. This Section 3.1(e) reflects the intention that any such Units issued after the Prior LLC Agreement Date qualify as a “profits interest” under Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 20012 C.B. 191, as contemplated by Section 3.1(e)(v) hereof.

(iii) To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the Prior LLC Agreement Date, the Partnership is hereby authorized to, and at the direction of the Board shall, elect a safe harbor under which the Fair Market Value of any Class A-1 Units or Class B Units issued after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Units (i.e., a value equal to the total amount that would be distributed with respect to such Units if the Partnership sold all of its assets for their Fair Market Value immediately after the issuance of such Units, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceeds the Fair Market Value of the assets that secure them) and distributed the net proceeds to the Limited Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Limited Partner hereby agrees to comply with all safe harbor requirements with respect to Transfers of such Units while the safe harbor election remains effective.

(iv) Notwithstanding the foregoing, upon a forfeiture of any Units by any Limited Partner, gross items of income, gain, loss or deduction shall be allocated to such Limited Partner if and to the extent required by final Treasury Regulations promulgated after the Prior LLC Agreement Date to ensure that allocations made with respect to all “substantially nonvested” Interests of Limited Partners are recognized under Code Section 704(b).

(v) Each recipient of a Class B Unit hereunder hereby agrees that such recipient shall make a valid and timely election in respect of such Unit, upon receipt thereof, pursuant to Code Section 83(b), and shall provide the Partnership with an executed copy of such election, except to the extent the Board determines that such Class B Units are not subject to a “substantial risk of forfeiture” within the meaning of Code Section 83(a) and the Treasury Regulations thereunder.

(vi) Allocations of income or loss pursuant to Article 4 shall be made with respect to Class B Units, whether vested or unvested. Any distributions pursuant to Article 5 hereof with respect to unvested Class B Units (other than distributions under Section 5.3) shall not be made to the holders of such unvested Class B Units until such Units vest, at which time any such distributions shall be made to the holder of such then vested Class B Units. Any distributions pursuant to the foregoing sentence that are forfeited as a result of the forfeiture without vesting of the applicable Class B Units shall thereafter be retained and/or distributed in a manner consistent with the distribution priorities set forth in Article 5 as determined by the Board.

Section 3.2 Limited Partners’ Capital Contributions.

(a) The name of, and the number and class of Units owned by, each Limited Partner as of the date of this Agreement is as set forth on Schedule A hereto. In the event of any change with respect of the information stated on Schedule A, the Board shall promptly cause the information stated on Schedule A hereto to be amended to reflect such change (and no consent of any other Person shall be required for any such amendment); provided, that the failure of the Board to cause the information stated on Schedule A hereto to be amended shall not prevent the effectiveness of, or otherwise effect the underlying adjustments that would be reflected in, such an amendment. The Units shall not be certificated, unless otherwise determined by the Board.

(b) No Limited Partner shall have any obligation to make any other Capital Contributions to the Partnership at any time, and no Limited Partner shall make any Capital Contribution to the Partnership except as may be approved by the Board and such Limited Partner.

(c) The General Partner shall not own any economic interest in the Partnership. The General Partner shall not be obligated to make any contributions of capital to the Partnership and shall not be entitled to receive any distributions of cash or other property from the Partnership.

Section 3.3 Nature Of Interests. The Units and all other Interests shall for all purposes be personal property. No Limited Partner has any interest in specific Partnership property. Each Limited Partner hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Partnership’s assets.

Section 3.4 Capital Accounts. An individual Capital Account shall be established and maintained for each Limited Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 3.4 shall be interpreted consistently therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Limited Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Limited Partners. Immediately prior to the 2017 Distribution, the Company adjusted the Capital Accounts of the Limited Partners pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), as permitted thereunder, to reflect a revaluation of Partnership property attributable to the appreciation in the fair market value of the Company’s property from the date that the Class A-1 Units were issued. In the event that the Capital Accounts of the Limited Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Limited Partners shall be adjusted in accordance with Treasury Regulations Section 1.704- 1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Limited Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 4. In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Limited Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. On the Transfer of all or a portion of a Limited Partner’s Units, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Limited Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). The Capital Accounts shall be maintained for the sole purpose of allocating income, gain, loss and deduction among the Limited Partners and shall have no effect on the amount of any distributions to any Limited Partners in liquidation or otherwise.

Section 3.5 Negative Capital Accounts. No Limited Partner shall be required to pay to any other Limited Partner, the Partnership or any other Person any deficit or negative balance that may exist from time to time in such Limited Partner’s Capital Account (including, without limitation, any such deficit or negative balance as may exist upon and after dissolution of the Partnership).

Section 3.6 No Withdrawal. No Limited Partner shall be entitled to resign from the Partnership or withdraw all or any portion of such Limited Partner’s Capital Contributions or the balance of such Limited Partner’s Capital Account, or to receive any distribution from the Partnership, except as expressly provided herein.

Section 3.7 Units Governed by Article 8. The Partnership hereby irrevocably elects that all Units in the Partnership shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Should the Partnership issue certificates to a Limited Partner evidencing the Units held by such Limited Partner in the Partnership, each such certificate shall bear the following legend:

“THIS CERTIFICATE EVIDENCES AN INTEREST IN KC PARENT, LP AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OTHER APPLICABLE JURISDICTION.”

Section 3.8 Additional Issuances.

(a) Except as provided in Section 3.8(d), if the Partnership proposes the issuance or sale of any Capital Securities (collectively, “New Securities”), the Partnership shall first offer to sell to the holders of Preferred Units who hold Units in excess of an aggregate of $1,000,000 of Class A Unit Purchase Price and/or with an aggregate Class A-1 Catch-Up Amount in excess of $1,000,000, as applicable (the “Significant Holders”) (each for the purposes of this Section 3.8, an “Offeree,” and collectively, the “Offerees”) a portion of such New Securities equal to the quotient determined by dividing (i) the number of Class A Units and Class A-1 Units held by such Offeree by (ii) the total number of Class A Units and Class A-1 Units held by all of the Offerees. Each Offeree shall be entitled to purchase such New Securities at the most favorable price and on the most favorable terms, as such New Securities are to be offered to any other Person. Notwithstanding anything herein to the contrary, no holder of Class A Units or Class A-1 Units shall be deemed to be an Offeree for purposes of this Section unless such holder is an “accredited investor” for purposes of Regulation D of the Securities Act, or another exemption from registration is readily available for issuance of such New Securities to such holder.

(b) In order to exercise its purchase rights hereunder, an Offeree must within ten (10) Business Days after receipt of written notice from the Partnership describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such Offeree’s percentage allotment, deliver a written notice to the Partnership and the other Offerees describing its election hereunder. If all of the New Securities offered to the Offerees are not fully subscribed by such Offerees, the remaining New Securities not so subscribed for shall be reoffered by the Partnership to the remaining Offerees that exercised their rights in full, except that such remaining Offerees must exercise their purchase rights within five (5) days after receipt of such reoffer.

(c) Upon the expiration of the offering periods described above, the Partnership shall be entitled to sell the New Securities, which the Offerees elected not to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Offerees. Any New Securities offered or sold by the Partnership after such 120-day period must be reoffered to the Offerees pursuant to the terms of this Section 3.8.

(d) The provisions of this Section 3.8 shall not apply to the issuance of (i) New Securities pursuant to any incentive plan or arrangement, or issuance of Units to Service Providers in exchange for services, in each case as approved by the Board, (ii) New Securities issued or issuable to lenders in connection with the Partnership obtaining debt financing from lenders that are not Affiliates of any Limited Partner, (iii) New Securities issued or issuable in connection with the acquisition of assets or other Persons by merger, consolidation, amalgamation, exchange of shares, the purchase of substantially all of the assets or otherwise, (iv) New Securities issued or issuable in connection with the split of Units, a reorganization of the Partnership’s Units or similar transactions, provided no Units are disproportionately affected by such split, reorganization or similar transaction, (v) New Securities issued in connection with joint ventures or other alliances or strategic transaction approved by the Board, (vi) New Securities sold in an initial Public Offering approved by the Board, and (vii) any other issuance in which preemptive rights are waived by the Partners Group Limited Partners, if the Partners Group Limited Partners are not participating in such issuance.

(e) The Partnership may proceed with the issuance of New Securities without first following procedures in Section 3.8(a)-(d) above, provided that (i) the purchaser of such New Securities agrees in writing to take such New Securities subject to the provisions of this Section 3.8(e), and (ii) within ten (10) Business Days following the issuance of such New Securities, the Partnership or the purchaser of the New Securities undertakes steps substantially the same as those in Section 3.8(a) through (d) above to offer to all Offerees the right to purchase from the Partnership or such purchaser such New Securities at the same price and terms applicable to the purchaser’s purchase thereof for the amount of such New Securities for which such Offeree would have been permitted to purchase if the procedures set forth in Section 3.8(a)-(d) had been followed prior to the issuance of such New Securities.

(f) The rights of the Significant Holders under this Section 3.8 shall terminate upon the earlier of the consummation of a Sale of the Partnership and the consummation of a Public Offering.

ARTICLE 4

ALLOCATIONS

Section 4.1 Allocations of Net Income and Net Loss. After making any special allocations pursuant to Section 3.1(e)(iv) and Section 4.2, any net income or net loss (or items thereof) of the Partnership (as determined for purposes of maintaining Capital Accounts) for each Taxable Year shall be allocated among the Limited Partners in such ratio or ratios as may be required to cause the balances of the Limited Partners’ respective Economic Capital Accounts to equal, as nearly as possible, their Target Balances, consistent with the provisions of Section 4.3. Notwithstanding the preceding sentence, the Board shall have the authority to adjust the allocation of net income and net loss (or items thereof) in any manner reasonably intended to reflect more accurately the partners interest in the partnership, under the principles of Section 704(b) of the Code, and the economic arrangement among the Limited Partners and each Limited Partner’s relative holdings of Units, taking into account all factors, including unrealized gain or loss, in the sole discretion of the Board.

Section 4.2 Special Allocations.

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations Section 1.704- 2(b)(2)) during any Taxable Year, each Limited Partner shall be specially allocated items of Partnership income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Limited Partner’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704- 2(i)(2)) attributable to a partner nonrecourse debt (as defined in Treasury Regulations Section 1.704- 2(b)(4)) during any Taxable Year, each Limited Partner who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Limited Partner’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704- 2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (d)(5) or (d)(6) that causes or increases a deficit balance in such Limited Partner’s Adjusted Capital Account Balance, items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Adjusted Capital Account Balance of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Limited Partner would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(c) were not a term of this Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be allocated in a manner permitted under Treasury Regulations Section 1.704-2(e) and selected by the Tax Matters Partner. This Section 4.2(d) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

(e) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any Taxable Year shall be specially allocated to the Limited Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

Section 4.3 Compliance With Code Section 704(b). The allocation provisions contained in this Article 4 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

Section 4.4 Tax Allocations.

(a) General. Items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this Article 4, except as otherwise required by Code Section 704(c) and Section 3.4.

(b) Tax Allocations Under Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Limited Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for income tax purposes and its book value for Capital Account purposes. The Partnership shall account for such variations using any permissible method under Section 704(c) of the Code and Treasury Regulations Section 1.704-3 as determined by the Board in its sole discretion. Allocations pursuant to this Section 4.4(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Limited Partner’s Capital Account or share of income, gain, loss or deduction pursuant to any provision of this Agreement (other than this Section 4.4(b)). The foregoing provisions of this Section 4.4(b) shall also apply to any so-called “reverse Section 704(c) allocations.”

Section 4.5 Varying Interests. With respect to any Taxable Year during which any Limited Partner’s interest in the Partnership changes, allocations under Article 4 shall be adjusted appropriately to take into account the varying interests of the Limited Partners during such period as determined by the Board.

Section 4.6 Other Allocation Provisions. Any elections or other decisions relating to allocations under this Article 4, including the selection of any allocation method permitted under Treasury Regulations Section 1.704-3, shall be made by the Board in its sole discretion.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 General. Subject to the provisions of Section 5.3 and Section 6.5, distributions pursuant to this Article 5 may be made from time to time in the sole discretion of the Board.

Section 5.2 Distributions.

(a) Subject to the provisions of Section 5.3, all distributions made by the Partnership shall be made to the holders of Units in the following order of priority:

(i) First, to the holders of Class A Units, pro rata in proportion to the total amount remaining to be paid to each such holder of Class A Units pursuant to this Section 5.2(a)(i) as of the time of such distribution, until such time as each such holder has received distributions with respect to his, her or its Class A Units pursuant to this Section 5.2(a)(i) which are equal to such holder’s Class A Contribution Amount, reduced by any prior or concurrent distributions under this Section 5.2(a)(i);

(ii) Second, subject to Section 5.2(b), to the holders of Class A-1 Units, pro rata in proportion to the total amount remaining to be paid to each such holder of Class A-1 Units pursuant to this Section 5.2(a)(ii) as of the time of such distribution, until such time as each such holder has received distributions with respect to his, her or its Class A-1 Units pursuant to this Section 5.2(a)(ii) which are equal to such holder’s Class A-1 Catch- Up Amount, reduced by any prior or concurrent distributions under this Section 5.2(a)(ii);

(iii) Third, subject to Section 5.2(b) and Section 5.2(c): (A) an amount equal to the Class B-1 Distribution Percentage of the amount distributed under this Section 5.2(a)(iii) to the holders of Class B-1 Units, allocated pro rata in accordance with their relative holdings of Class B-1 Units and (B) the remainder of the amount to be distributed pursuant to this clause, to the holders of Class A Units and Class A-1 Units, allocated pro rata in accordance with their relative holdings of Class A Units and Class A-1 Units, in each case, until the Class B-2 Performance Hurdle is achieved;

(iv) Fourth, subject to Section 5.2(b) and Section 5.2(c), pro rata in accordance with the relative amounts to be distributed pursuant to clauses (A) and (B): (A) to the holders of Class B-2 Units, until the amounts distributed to the holders of Class B-2 Units pursuant to this Section 5.2(a)(iv) is equal to the Class B-2 Distribution Percentage of the amount distributed pursuant Section 5.2(a)(iii) and this Section 5.2(a)(iv), allocated pro rata in accordance with their relative holdings of Class B-2 Units, and (B) to the holders of Class B-1 Units, until the amounts distributed to the holders of Class B-1 Units pursuant to Section 5.2(a)(iii) and this Section 5.2(a)(iv) is equal to the Class B-1 Distribution Percentage of the amount distributed pursuant to Section 5.2(a)(iii) and Section 5.2(a)(iv), allocated pro rata in accordance with their relative holdings of Class B- 1 Units;

(v) Fifth, subject to Section 5.2(b) and Section 5.2(c), (A) an amount equal to the Class B-1 Distribution Percentage of the amount distributed under this Section 5.2(a)(v) to the holders of Class B-1 Units, allocated pro rata in accordance with their relative holdings of Class B-1 Units, (B) an amount equal to the Class B-2 Distribution Percentage of the amount distributed under this Section 5.2(a)(v) to the holders of Class B- 2 Units, allocated pro rata in accordance with their relative holdings of Class B-2 Units, and (C) the remainder of the amount to be distributed pursuant to this clause, to the holders of Class A Units and Class A-1 Units, allocated pro rata in accordance with their relative holdings of Class A Units and Class A-1 Units, in each case, until the Class B-3 Performance Hurdle is achieved;

(vi) Sixth, subject to Section 5.2(b) and Section 5.2(c), pro rata in accordance with the relative amounts to be distributed pursuant to clauses (A), (B) and (C): (A) to the holders of Class B-3 Units, until the amounts distributed to the holders of Class B-3 Units pursuant to this Section 5.2(a)(vi) is equal to the Class B-3 Distribution Percentage of the amount distributed pursuant Section 5.2(a)(iii), Section 5.2(a)(iv), Section 5.2(a)(v) and this Section 5.2(a)(vi), allocated pro rata in accordance with their relative holdings of Class B-3 Units, (B) to the holders of Class B-2 Units, until the amounts distributed to the holders of Class B-2 Units pursuant to Section 5.2(a)(iii), Section 5.2(a)(iv) and this Section 5.2(a)(vi), is equal to the Class B-2 Distribution Percentage of the amount distributed pursuant to Section 5.2(a)(iv), Section 5.2(a)(v) and this Section 5.2(a)(vi), allocated pro rata in accordance with their relative holdings of Class B-2 Units, and (C) to the holders of Class B-1 Units, until the amounts distributed to the holders of Class B-1 Units pursuant to Section 5.2(a)(iii), Section 5.2(a)(iv), Section 5.2(a)(v) and this Section 5.2(a)(vi), is equal to the Class B-1 Distribution Percentage of the amount distributed pursuant Section 5.2(a)(iii), Section 5.2(a)(iv), Section 5.2(a)(v) and this Section 5.2(a)(vi), allocated pro rata in accordance with their relative holdings of Class B- 1 Units; and

(vii) Seventh, subject to Section 5.2(b) and Section 5.2(c), (A) an amount equal to the Class B-1 Distribution Percentage of the amount distributed under this Section 5.2(a)(vii) to the holders of Class B-1 Units, allocated pro rata in accordance with their relative holdings of Class B-1 Units, (B) an amount equal to the Class B-2 Distribution Percentage of the amount distributed under this Section 5.2(a)(vii) to the holders of Class B-2 Units, allocated pro rata in accordance with their relative holdings of Class B-2 Units, (C) an amount equal to the Class B-3 Distribution Percentage of the amount distributed under this Section 5.2(a)(vii) to the holders of Class B-3 Units, allocated pro rata in accordance with their relative holdings of Class B-3 Units and (D) the remainder of the amount to be distributed pursuant to this clause, to the holders of Class A Units and Class A-1 Units, allocated pro rata in accordance with their relative holdings of Class A Units and Class A-1 Units, in each case.

(viii) Notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, anything contained in this Section 5.2), for the purposes of the distribution made on or around August 23, 2017 (the “2017 Distribution”) and the distribution to be made on or around March 28, 2024 (the “2024 Distribution”), all funds distributed pursuant to such 2017 Distribution and such 2024 Distribution shall be made to the holders of Class A Units and Class A-1 Units, pro rata in accordance with their relative holdings of Class A Units and Class A-1 Units as of the date of such distribution; provided, however, that such 2017 Distribution and 2024 Distribution shall (i) be deemed to be a distribution under Section 5.2(a)(i) to the extent it is made to the holders of Class A Units and shall reduce the amounts owed to holders of Class A Units pursuant to Section 5.2(a)(i) by an amount equal to the portion of the 2017 Distribution and 2024 Distribution paid to such holders and (ii) be deemed to be a distribution under Section 5.2(a)(ii) to the extent it is made to the holders of Class A-1 Units and shall reduce the Class A-1 Catch-Up Amount by an amount equal to the portion of the 2017 Distribution and 2024 Distribution paid to holders of Class A-1 Units.

Schedule B sets forth sample calculations of the distribution amounts pursuant to this Section 5.2(a). Notwithstanding anything in this Section 5.2 to the contrary, in the event that the Partnership distributes the stock of a Corporate Vehicle to the Limited Partners in connection with a Conversion contemplated by Section 10.4 in accordance with this Section 5.2, the Board may determine to (A) distribute shares of such stock that are “substituted basis property” with respect to the “section 704(c) property” originally contributed to the Partnership by a Limited Partner, each within the meaning of Treasury Regulation Section 1.704-3(a)(8), first only to such Limited Partner before distributing such shares to any other Limited Partners and (B) distribute the remaining shares of such stock (i.e., that are not “substituted basis property” with respect to “section 704(c) property” that was originally contributed to the Partnership) in accordance with this Section 5.2(a) first only to Limited Partners other than such Limited Partner before distributing any remaining shares to such Limited Partner; provided that, for the avoidance of doubt, any such determination by the Board shall not affect the total number of shares of such stock that any Limited Partner is entitled to receive in such distribution in accordance with the order of priority set forth in this Section 5.2(a).

(b) Except as provided in Section 5.2(a)(viii) with respect to the 2017 Distribution and the 2024 Distribution, and the last sentence of this Section 5.2(b), notwithstanding any provision in this Agreement to the contrary, and in furtherance of Section 3.1(e), no holder of a Class A-1 Unit or Class B Unit shall participate in (and no Class A-1 Unit or Class B Unit shall be treated as outstanding for purposes of apportioning) any distributions under Section 5.2(a) (other than, with respect to the Class A-1 Units, the 2017 Distribution and the 2024 Distribution) until a total amount equal to the Strike Price, if any, with respect to such Class A-1 Unit or Class B Unit has been allocated in respect of the other Units pursuant to Section 5.2(a) from and after the date of the issuance of such Class A-1 Unit or Class B Unit having a Strike Price, and prior to such distribution, all amounts otherwise distributable to such holder shall be distributed to the other holders of Units in accordance with Section 5.2(a) above giving effect to applicable Strike Prices. The Board, subject to approval of the Partners Group Limited Partners, shall have the discretion to make any determinations required under this clause, including as to the extent to which a Class A-1 Unit or Class B Unit will be excluded from participating in any distributions under Section 5.2(a) on account of this Section 5.2(b). Notwithstanding the foregoing or any provision in this Agreement to the contrary, the holders of Class B-1 Units (whether vested or unvested) shall receive a one-time advance on or about March 28, 2024 in the aggregate amount of $25,000,000 as set forth opposite each such holder of Class B-1 Unit’s name on Schedule A which amount shall be treated as an advance against future distributions that otherwise would be made to such Limited Partners and therefore shall reduce the amount of such future distributions dollar for dollar.

(c) Any distributions otherwise required to be made pursuant to this Article 5 with respect to unvested Class B Units shall not be made until such Units vest, at which time any such distributions shall be made to the holder of such then vested Class B Units. Any deferred distributions pursuant to the foregoing sentence that are forfeited as a result of the forfeiture without vesting of the applicable Class B Units shall thereafter be retained or distributed in accordance with this Section 5.2. In the event distributions of incremental proceeds following attainment of the Class B Performance Hurdle are required to be made in order to make up shortfalls in the waterfall sequence set forth above, the distribution sequence and waterfall above shall be applied accordingly.

(d) In any Sale of the Partnership involving the sale of Units by the Limited Partners, whether by merger, consolidation or otherwise, the proceeds paid per Unit in such sale shall reflect the rights upon distribution set forth in Section 5.2(a), solely with regard to the Units being sold in such sale.

(e) Any cash and the non-cash property that is to be distributed to Limited Partners, whether received in connection with a Sale of the Partnership or otherwise, shall be distributed pro rata to the Limited Partners in the same order and priority set forth in Section 5.2(a) on the basis of the net fair market value of such non-cash property as determined in good faith by the Board. Notwithstanding the foregoing, in the event that such non-cash property consists of Publicly Traded Securities, such securities shall be valued as follows:

(i) If traded on a nationally recognized securities exchange or inter- dealer quotation system, the value shall be deemed to be the average of the closing sales prices of the securities on such exchange or system over the 30-day period ending three (3) Business Days prior to the closing;

(ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) Business Days prior to the closing; and

(iii) If there is no active public market for such securities, in the case of a Sale of the Partnership, the value shall be the Fair Market Value thereof, as determined by an appraisal by an independent third-party appraiser reasonably acceptable to (x) the Board and (y) the Partners Group Limited Partners.

(f) For purposes hereof, the following terms shall have the following meanings:

(i) “Class A-l Distribution Percentage” means, as of any time of determination, a ratio, expressed as a percentage, (1) the numerator of which is the number of outstanding Class A-1 Units and (2) the denominator of which is the total number of Class A Units and Class A-1 Units outstanding as of the date of determination.

(ii) “Class B-l Distribution Percentage” means, as of any time of determination, a ratio, expressed as a percentage, (1) the numerator of which is the number of outstanding vested Class B-1 Units and (2) the denominator of which is the total number of Class A Units and Class A-1 Units outstanding as of the date of determination and the number of authorized Class B Units.

(iii) “Class B-2 Distribution Percentage” means, as of any time of determination, a ratio, expressed as a percentage, (1) the numerator of which is the number of outstanding vested Class B-2 Units and (2) the denominator of which is the total number of Class A Units and Class A-1 Units outstanding as of the date of determination and the number of authorized Class B Units.

(iv) “Class B-3 Distribution Percentage” means, as of any time of determination, a ratio, expressed as a percentage, (1) the numerator of which is the number of outstanding vested Class B-3 Units and (2) the denominator of which is the total number of Class A Units and Class A-1 Units outstanding as of the date of determination and the number of authorized Class B Units.

(g) Calculation of any amounts of payments pursuant to this Section 5.2 shall not include any amounts payable in respect of any escrow, indemnification obligations, deferred payments or contingent payments unless and until payment thereof is actually made to the Limited Partners in cash.

(h) Notwithstanding anything in this Agreement to the contrary, the Board shall have the right, but not the obligation, to (i) make adjustments, in good faith in its sole discretion, to the respective amounts that would otherwise be distributed by the Partnership to the holders of Units pursuant to this Section 5.2 or Section 10.2(c) or that would otherwise be allocable to the holders of Units under Section 8.9(b) or Section 8.7(c) and (ii) with respect to distributions pursuant to this Section 5.2 or Section 10.2(c), out of such amounts that would otherwise be distributed by the Partnership to the holders of Units, pay such amounts to the holders of shares of Class B Common Stock of KLC Inc. (“Class B Shares”), or rights to acquire Class B Shares under the KLC Incentive Plan (whether in respect of such Class B Shares or rights, or as separate compensatory payments), in each case of clauses (i) and (ii), as may be determined by the Board to be necessary or appropriate to equitably (A) reflect the intended purposes of the KLC Incentive Plan and the Class B Shares issued or issuable in respect of options, restricted stock units or other awards granted or issued, or that may be granted or issued, thereunder or (B) prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the KLC Incentive Plan or with respect to Class B Shares issued or issuable in respect of options, restricted stock units or other awards granted or issued, or that may be granted or issued, thereunder.

Section 5.3 Tax Distributions. The Partnership shall make distributions to the Limited Partners at times and in amounts intended to assist the Limited Partners in satisfying their tax liabilities attributable to allocations of taxable income of the Partnership to them in any Taxable Year (a “Tax Distribution”); provided, however, the Partnership’s obligation to make a Tax Distribution shall be subject to the availability of adequate cash on the Partnership’s balance sheet. In determining the amount of any Tax Distribution, the Board may assume that the items of taxable income, gain, deduction, loss and credit in respect of the Partnership are the only such items entering into the computation of tax liability of the Limited Partners for the Taxable Year and that each Limited Partner is subject to tax at the Assumed Tax Rate. In addition, the Board may take into account prior distributions made to the Limited Partners under this Agreement with respect to such Taxable Year and prior allocations of net income and net losses made to the Limited Partners by the Partnership in any period, and the Board may make reasonable assumptions regarding the varying tax rates applicable to different categories of taxable income and loss and to different tax years in which taxable income or loss is recognized. Notwithstanding anything to the contrary herein, no items of income, gain, loss and/or deduction allocated under Section 704(c) of the Code (or so-called “reverse Section 704(c) allocations”) shall be taken into account in calculating any Tax Distribution. Distributions made pursuant to this Section 5.3 to any Limited Partner shall be treated as advances against future distributions that otherwise would be made to such Limited Partner and therefore shall reduce the amount of such future distributions dollar for dollar.

Section 5.4 Limitations on Distributions to Holders of Incentive Units. Notwithstanding any other provision of this Article 5, to the extent that any Limited Partner has been granted any Units that, by the terms of such grant or by agreement, entitle the holder, once such Units vest, to receive less than the full amount of distributions otherwise payable in respect of such class or series of Units generally, then the provisions of such grant or agreement shall supersede such holder’s rights under this Article 5, and the amount of reduction in distributions to such holder shall be available to all other Limited Partners in accordance with this Article 5.

Section 5.5 Receipt of Fair Value; Withholding; Offset.

(a) Notwithstanding any provision of the Act, no Person that ceases to be a Limited Partner of the Partnership shall be entitled to receive the fair value of such Person’s interest in the Partnership prior to the dissolution and winding up of the Partnership.

(b) If any federal, foreign, state or local jurisdiction requires the Partnership to withhold taxes or other amounts with respect to any Limited Partner’s allocable share of taxable income or any items thereof, or with respect to distributions, the Partnership shall withhold from distributions or other amounts then due to such Limited Partner an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Limited Partner for on behalf of whom the Partnership has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Limited Partner’s share of cash distributions or other amounts due shall be reduced by a corresponding amount. If it is anticipated that at the due date of the Partnership’s withholding obligation the Limited Partner’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Limited Partner with respect to which the withholding obligation applies shall pay to the Partnership the amount of such shortfall within thirty (30) days after notice by the Partnership. If a Limited Partner fails to make the required payment when due hereunder, and the Partnership nevertheless pays the withholding, in addition to the Partnership’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Partnership to such Limited Partner bearing interest at 8%, and the Partnership shall apply all distributions or payments that would otherwise be made to such Limited Partner toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full. For purposes of the foregoing, any taxes, penalties and interest for which the Partnership is liable in respect of a Limited Partner (as determined in good faith by the Manager) under Section 6225 of the Code shall be treated as a withholding payment with respect to such Limited Partner. Each Limited Partner shall, upon request of the Partnership, file any amended U.S. federal income tax return and pay any tax due in connection therewith in accordance with Section 6225(c)(2) of the Code. For purposes of this Section 5.5, references to a “Limited Partner” include a former Limited Partner. Each Limited Partner agrees to indemnify and hold harmless the Partnership and the Manager from and against any liability with respect to any withholding payment (or amount treated as a withholding payment) with respect to such Limited Partner. A Limited Partner’s obligation to so indemnify and to file tax returns under Section 6225(c)(2) of the Code shall survive the liquidation and dissolution of the Partnership and the transfer, assignment or liquidation of such Limited Partner’s Units.

(c) Whenever the Partnership is to distribute or pay any sum to any Limited Partner pursuant to any provision of this Agreement, any amounts such Limited Partner owes the Partnership or any of its Subsidiaries or Affiliates (whether pursuant to this Agreement or otherwise), as determined by the Board, may be deducted from such sum before distribution or payment, to the extent permitted by applicable law. All amounts deducted by the Partnership from amounts distributed or paid by the Partnership to a Limited Partner pursuant to the foregoing sentence shall (i) be deemed to have been distributed or paid to such Limited Partner and (ii) reduce any amounts such Limited Partner owes the Partnership or its Subsidiaries or Affiliates (as applicable) under the applicable arrangement between such entity and such Limited Partner.

ARTICLE 6

MANAGEMENT OF THE PARTNERSHIP; INFORMATION

Section 6.1 Delegation to Board of Managers. Except for situations in which the approval of one or more Limited Partners is expressly required by this Agreement, as otherwise expressly provided herein or by nonwaivable provisions of applicable law, and subject to the powers delegated to the Board herein, the General Partner shall have the sole and exclusive power and authority over the conduct of the Partnership’s business, operations and affairs. Without limiting the foregoing general powers of the General Partner, pursuant to Section 17-403(c) of the Act, the General Partner hereby delegates all of the General Partner’s rights, powers, authority and duties related to the management of the Partnership, and the conduct of its business, operations and affairs, to the Partnership’s board of managers (the “Board”; and each member thereof being referred to herein as a “Manager”), which shall have the authority to manage the Partnership and conduct of its business, operations and affairs. Such delegation by the General Partner shall not cause the General Partner to cease to be the general partner of the Partnership or cause any of the Managers to be a general partner of the partnership. Nothing contained in this Section 6.1 shall be deemed to limit the power and authority of the General Partner to delegate its rights and powers granted by Section 17-403(c) of the Act. The Board is hereby authorized and empowered by the General Partner and the Limited Partners, on behalf and in the name of the Partnership, to (i) carry out the purposes and business of the Partnership, (ii) perform all acts and enter into and perform all contracts and other undertakings, which the General Partner may in its sole and absolute discretion deem necessary or advisable, or which are incidental, to carry out the purposes and business of the Partnership and (iii) delegate any and all authority or responsibility granted to the General Partner pursuant to this Agreement to one or more other Persons, including agents, officers, employees or committees of the General Partner or the Partnership. Any action taken by the General Partner shall constitute the act of and serve to bind the Partnership and each Limited Partner in its capacity as a Limited Partner pursuant to the terms of this Agreement. Any actions taken by the Board shall constitute the act of, and serve to bind, the Partnership. No delegation of power and authority by the Board shall cause the Board to cease to have management authority of the Partnership. No Limited Partner, in his, her or its capacity as such (other than the members of the Board acting as the Board or an authorized officer of the Partnership), shall participate in or have any control over the business of the Partnership. Each such Limited Partner hereby consents to the exercise by the Board of the powers conferred upon the Board by and in accordance with this Agreement. The Limited Partners, in their capacities as such, shall not participate in the control, management, direction or operation of the activities or affairs of the Partnership and shall not have any authority or right, in their capacities as Limited Partners of the Partnership, to act for or bind the Partnership.

Section 6.2 Constitution of the Board; Rights and Powers of the Board and Officers.

(a) The size of the Board shall be up to seven (7) (such number may be increased or decreased by the Board by an amendment to this Agreement, subject to Section 6.5), and its members shall be as follows:

(i) The Partners Group Limited Partners shall be entitled to (x) designate up to five (5) Managers of the Partnership (the “Partners Group Managers”), three (3) of which are currently Joel Schwartz, Benjamin Russell and David Layton and two (2) such seats are currently vacant and (y) designate the Chairman of the Board, who shall be a Manager; and

(ii) The Partners Group Limited Partners shall be entitled to designate two (2) Managers of the Partnership who shall not otherwise be an Affiliate of the Partners Group Limited Partners (the “Independent Managers”), which seats are currently vacant.

(b) A Manager may resign at any time. The removal from the Board or any of its committees (with or without Cause) of any Partners Group Manager or any Independent Manger shall be upon (and only upon) the written request of the Partners Group Limited Partners. In the event that any Partners Group Manager or any Independent Manager for any reason ceases to serve as a member of the Board, the resulting vacancy on the Board shall be filled by Partners Group Limited Partners (provided, that, if any party fails to designate a Person to fill a vacancy on the Board pursuant to the terms of this Section 6.2(b), such vacant managership shall remain vacant until such managership is filled pursuant to this Section 6.2(b)). All designations and removal of Managers shall be by written notice to the Partnership.

(c) Except as specifically provided otherwise in this Agreement or by nonwaivable provisions of the Act, any action taken by the Board may only be taken with the approval, either in writing or at a duly called meeting, of Managers holding (in accordance with this Section 6.2(c)) a majority of the votes held by the Managers then serving on the Board. Each Manager shall be entitled to one vote on matters coming before the Board, provided that the Partners Group Managers shall at all times have an aggregate of four (4) votes and if there are fewer than four (4) Partners Group Managers at any such time, each of the Partners Group Managers then serving on the Board shall be entitled to a number of additional votes (whether at a meeting or by written consent and which number of votes may include fractional votes) in an amount sufficient to give the Partners Group Managers then serving on the Board, as a group, four (4) votes.

(d) The Board may establish, and may delegate any of its duties or responsibilities to, one or more committees, which shall be comprised solely of Managers. Except as specifically set forth herein, each such committee shall be composed of a number of Partners Group Managers constituting a majority of such committees; provided, that no Partners Group Manager or other Manager shall be required to serve on such committee in the event he or she is unable or unwilling to so serve. The Board may set forth the powers and purpose of any committee it creates in a written charter, or in a resolution adopted by the Board.

(e) The composition of the board of directors (or body serving a similar function) of each Subsidiary of the Partnership, if any (each a “Sub Board”), shall, at the election of Partners Group Managers, be a number of Partners Group Managers sufficient to constitute a majority of each Sub Board.

(f) The Board shall possess and may exercise full, complete and exclusive right, power and authority to manage and conduct the business and affairs of the Partnership, and to take such actions for and on behalf of the Partnership as the Board shall reasonably determine to be necessary, appropriate, advisable or convenient to carry on the business for which the Partnership was formed, in each case without the need to consult with or obtain the consent, authorization or approval of any Limited Partner or any other Person except as otherwise expressly set forth herein and subject to the approval rights set forth in Section 6.5.

(g) The Partnership shall reimburse each Manager and each Board Observer who is not an employee or officer of the Partnership or any of its Subsidiaries for all reasonable out-of-pocket expenses incurred in connection with his or her duties as a Board member, committee member, or member of the board of a subsidiary.

Section 6.3 Chairman of the Board and Officers.

(a) The Chairman of the Board, shall, subject to the direction of the Board, perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board. He or she shall, if present, preside at all meetings of Partners and of the Board.

(b) The Board may, from time to time appoint one or more individuals as officers and delegate to such officers such authority and duties as the Board deems advisable. In addition, the Board may assign titles (including, without limitation, Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer) to such officers and, unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office; provided, such delegation shall be subject to all limits on authority of the Board set forth herein and shall exclude any right to take any action set forth in Section 6.5 without approval of the requisite Limited Partners. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such officers shall be fixed from time to time by the Board. Any delegation pursuant to this Section 6.3(b) may be revoked at any time by the Board, in its sole and absolute discretion.

Section 6.4 Meetings of Board.

(a) The Board may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as it shall determine from time to time.

(b) Meetings of the Board or a Board committee shall be held whenever called by any Manager. Notice of the day, hour and place of holding of each meeting of the Board or any meeting of a Board committee shall be given to each Manager or committee member by email or any other method under Article 12, at least twenty four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting. At any meeting at which every Manager or committee member shall be present, even though without any notice, any business may be transacted.

(c) A quorum for the transaction of business by the Board shall consist of Managers holding (in accordance with Section 6.2(c)) a majority of the votes held by the Managers then serving on the Board, and a quorum for the transaction of business by a Board committee shall consist of committee members holding a majority of the votes held by the committee members then serving on such committee, in each case including at least one (1) Partners Group Manager. If at any meeting of the Board or committee thereof, there is less than a quorum present, holders of a majority of the votes held by those present may adjourn the meeting from time to time until a quorum is present.

(d) Any Manager may participate in any meeting of the Board or a Board committee by means of videoconference, telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(e) Any action required or permitted to be taken at any meeting of the Board or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Managers holding (in accordance with Section 6.2(c)) a majority of the votes held by the Managers then serving on the Board or such committee, including at least one (1) Partners Group Manager. Such consents may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed to be one and the same instrument. Delivery of signature pages by facsimile transmission or portable document format (PDF) shall constitute effective execution and delivery and may be used in lieu of the original for all purposes. Delivery of an email by a Manager affirming such Manager’s approval of, or agreement with, a requested consent shall constitute effective execution and delivery of such consent in writing by such Manager for all purposes. All such writings shall be filed with the minutes of proceedings of the Board or committee, as the case may be.

Section 6.5 Special Approval Rights.

(a) Notwithstanding any other provisions of this Agreement, without the prior written consent of the majority of the Partners Group Limited Partners (voting pro rata based on each Partners Group Limited Partner’s respective Class A Contribution Amount), the Partnership shall not and shall not permit any Subsidiary to, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:

(i) issue any debt or equity security or debt obligation of such Person or on its assets, or refinance, repurchase or prepay any security (other than repurchases of Preferred Units or Class B Units in accordance with the terms of this Agreement or the Incentive Units Agreements) (except as expressly permitted herein) or debt obligation; create, incur or assume any Indebtedness, other than Permitted Indebtedness; or amend, restate, extend, modify or waive any right with respect to Indebtedness or the documentation relating thereto;

(ii) pay or declare any dividend or make any distribution on, or repurchase or redeem any Capital Securities of the Partnership (other than repurchases of Preferred Units or Class B Units in accordance with the terms of this Agreement or the Incentive Units Agreements);

(iii) approve, modify or implement the Partnership’s annual budget and its quarterly capital and operating budgets or make, in any one year, any capital expenditure or series of related capital expenditures in excess of the amount set forth in the annual budget;

(iv) create, adopt, amend, repeal or waive any equity (or equity-linked) compensation plan or amend the terms of any option or grant;

(v) change its overall business strategy or enter into any new line of business;

(vi) effect any Sale of the Partnership or liquidation event, or sell, transfer or otherwise dispose of any of the material assets or properties of the Partnership or any of its Subsidiaries;

(vii) merge with or into, or consolidate with, another entity or effect any recapitalization, reorganization, change of form of organization, forward or reverse split, dividend or similar transaction;

(viii) acquire any corporation, business concern or other material assets or property, outside of the ordinary course of business whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise or make any investment in any Person;

(ix) amend the Certificate or this Agreement or the organizational documents of any Subsidiary;

(x) admit any new Limited Partner to the Partnership;

(xi) increase or decrease the authorized number of Managers of the Partnership;

(xii) create any committees of the Board other than those in existence as of the Prior LLC Agreement Date;

(xiii) enter into, amend, restate, modify or waive any material right under any agreement outside of the ordinary course of business; or (ii) amend, restate, modify or waive any material right, directly or indirectly, under any Related Agreement;

(xiv) hire or terminate any officer or senior manager of the Partnership, or enter into, amend, extend, waive or modify, or waive or fail to enforce any material term of, any employment agreement or material term of employment with any such Person;

(xv) effect any transaction between the Partnership or any of its Subsidiaries, on the one hand, with any officer, Manager or Limited Partner or any Affiliate thereof, on the other hand, other than: (A) any transaction, agreement or arrangement to the extent expressly permitted under this Agreement, without giving effect to any subsequent amendment or modification unless such amendment or modification is approved or consented to in accordance with the terms hereof; (B) transactions and agreements relating to such Person’s service as a member of the Board, provided such transactions and agreements are in the ordinary course and on the same terms and conditions as are applicable to the other members of the Board or (C) any transaction, agreement or arrangement between the Partnership and a Subsidiary in the ordinary course of business;

(xvi) enter into, amend, modify or terminate any material tax or other financial incentive arrangement, except for tax arrangements the Partnership’s Subsidiaries may negotiate with applicable government jurisdictions, up to $2,000,000, individually;

(xvii) make or accrue any loans or other advances of money to any Person, other than (i) Permitted Indebtedness, as in effect on the date hereof, (ii) payments of accounts payable in the ordinary course of business, (iii) loans or advances of money to wholly-owned Subsidiaries of the Partnership and (iv) expense advances to employees in the ordinary course of business in an amount not to exceed, in the aggregate, $50,000 to any employee at any particular time;

(xviii) create or suffer to exist any material Lien other than Permitted Liens;

(xix) undertake any activities or make any investments that could give rise to “unrelated business taxable income” with respect to the Partnership or its direct or indirect members (within the meaning of Sections 511 through 514 of the Code) or income that is “effectively connected with the conduct of a trade or business within the United States” (within the meaning of Sections 871(b) and 882 of the Code);

(xx) enter into any agreement that restricts the right of the Partnership or any Subsidiary to make distributions, including tax distributions, other than restrictions under the Permitted Indebtedness (as in effect on the date hereof);

(xxi) settle any claims, litigation or other proceeding that would result in payments by the Partnership or its Subsidiaries in excess of $2,000,000, individually;

(xxii) take any action that would cause the voluntary bankruptcy or insolvency of such Person, confess judgment against such Person, or make an assignment for the benefit of the creditors of all or substantially all of the assets of such Person;

(xxiii) effect any Public Offering;

(xxiv) take any action to initiate, to cause or that would result in, the dissolution, liquidation, winding up or termination of such Person (or the business or affairs thereof); or

(xxv) enter into any agreement to do any of the foregoing.

Section 6.6 Board Observers. The Partnership shall permit (i) four (4) representatives of the Partners Group Limited Partners, who shall be designated by the Partners Group Limited Partners, from time to time, and (ii) one (1) representative of the Partners Group Hearst Opportunities Fund L.P. (the “Hearst Limited Partner”), who shall be designated by the Hearst Limited Partner from time to time, in each case to attend all meetings of its Board, any committee thereof, or any board of any Subsidiary of the Partnership, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other documents or materials that it provides to its members at the same time and in the same manner as provided to such members; provided, however, that such representative shall agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; provided further, the Partnership and/or any of its Subsidiaries reserves the right to withhold any information and/or to exclude any such representative from any meeting or portion thereof to the extent that the Partnership and its Subsidiaries reasonably believe that such exclusion is reasonably necessary to protect highly confidential or proprietary information of the Partnership and/or any of its Subsidiaries or for similar reasons. Notwithstanding the preceding provisions of this Section, the absence of any such representative from any meeting or the failure of any such representative to participate in any consent shall not affect the existence of a quorum of the validity of any action taken.

Section 6.7 Information Rights. The Partnership hereby agrees that so long as any holder of Preferred Units is a Significant Holder, the Partnership shall comply with, and will cause its Subsidiaries to comply with, the below provisions; provided, that none of the information rights listed in this Section 6.7 shall apply to any Management Limited Partner who is no longer employed by, and competes, directly or indirectly, with the Partnership or any of its Subsidiaries.

(a) Annual Statements. Within one hundred twenty (120) days after the close of each Fiscal Year of the Partnership, commencing with the Fiscal Year ending on December 31, 2015, the Partnership will deliver to the Limited Partners: (i) unaudited consolidated balance sheets and statements of income and retained earnings and cash flows of the Partnership and KC Sub, which annual financial statements shall show the financial condition of the Partnership and KC Sub as of the close of such Fiscal Year and the results of the operations of the Partnership and KC Sub during such Fiscal Year; and (ii) audited consolidated balance sheets and statements of income and retained earnings and cash flows of KUEHG and its Subsidiaries, which annual financial statements shall show the financial condition of KUEHG and its Subsidiaries as of the close of such Fiscal Year and the results of the operations of KUEHG and its Subsidiaries during such Fiscal Year. Each of the financial statements of KUEHG and its Subsidiaries delivered in accordance with this Section 6.7(a) shall be certified by accounting firm of KUEHG and its Subsidiaries auditing the same to have been prepared in accordance with GAAP, except as specifically disclosed therein, and such accounting firm shall be a nationally recognized accounting firm.

(b) Quarterly Statements. Within forty-five (45) days after the end of each quarter, the Partnership will deliver to the Limited Partners (i) unaudited consolidated balance sheets and statements of income and retained earnings and cash flows of the Partnership and KC Sub and (ii) unaudited consolidated balance sheets and statements of income and retained earnings and cash flows of KUEHG and its Subsidiaries, which, in each case, such quarterly financial statements shall show the financial condition of the Partnership and KC Sub or KUEHG and its Subsidiaries, as applicable, as of the end of such quarter and the results of the operations of the Partnership and KC Sub or KUEHG and its Subsidiaries, as applicable, during such quarter comparing such financial position and results of operations against the same periods for the prior year (to the extent applicable) and against the budget.

(c) Monthly Statements. Within thirty (30) days after the end of each month, the Partnership will deliver to the Limited Partners (i) unaudited consolidated balance sheets and statements of income and retained earnings and of cash flows of the Partnership and KC Sub and (ii) unaudited consolidated balance sheets and statements of income and retained earnings and of cash flows of KUEHG and its Subsidiaries, in each case, as of the end of such month, comparing such financial position and results of operations against the same periods for the prior year (to the extent applicable) and against the budget.

(d) Inspection. The Partnership shall permit each of the Significant Holders, at such Significant Holder’s expense, to visit and inspect the Partnership’s properties, examine its books of account and records, and discuss the Partnership’s affairs, finances, and accounts with its officers, during normal business hours of the Partnership as may be reasonably requested by such Limited Partner; provided that the Partnership shall not be obligated pursuant to this Section 6.7(d) to provide access to any information that it reasonably and in good faith considers to be a trade secret or Confidential Information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Partnership) or the disclosure of which would adversely affect the attorney- client privilege between the Partnership and its counsel.

Section 6.8 Restriction on Capitalization Information. Each Management Limited Partner agrees that such Management Limited Partner has no right to, and none of the Partnership, the Board nor any other Limited Partner shall have any duty or obligation to disclose to such Management Limited Partner, any information regarding the Preferred Units or Class B Units issued to any other Person, including, without limitation, the information set forth on Schedule A and other information regarding the number or amount thereof or the terms or status of the vesting applied thereto.

Section 6.9 Information Rights Exclusive. The rights set forth in this Agreement with respect to information are in lieu of, and supersede, any information rights under the Act.

ARTICLE 7

LIABILITY; INDEMNIFICATION

Section 7.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Partnership and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership or a Subsidiary, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership or a Subsidiary solely by reason of being a Covered Person.

Section 7.2 Exculpation.

(a) No Covered Person shall be liable to the Partnership or any Partner or other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person, in good faith on behalf of the Partnership and its Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, gross negligence or willful misconduct, and this provision shall not reduce or limit the contractual liability of a Covered Person for breach of any Related Agreement or other agreement with the Partnership or a Subsidiary.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and its Subsidiaries and upon such information, opinions, reports or statements presented to the Partnership and its Subsidiaries by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership and its Subsidiaries, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Limited Partners might properly be paid. Without limiting the foregoing, neither the Partnership nor any Covered Person shall have any liability with respect to any valuations performed pursuant to this Agreement, and shall be fully protected in relying in good faith upon the records of the Partnership and its Subsidiaries and upon information, opinions, reports or statements presented to the Partnership and its Subsidiaries by any Person as to matters which the Partnership or such Covered Person reasonably believes are within such other Person’s professional or expert competence.

Section 7.3 Indemnification.

(a) The Partnership shall, or shall cause its relevant Subsidiary to, indemnify and hold harmless the General Partner in its capacity as such, Partners Group Limited Partners, the Advisor Limited Partner, the Management Limited Partners in their capacity as Limited Partners, C-Suite level officers in their respective capacities as such, and each Manager and may (at the election of the Board) indemnify and hold harmless each other Covered Person to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (“Indemnified Costs”) arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Partnership and its Subsidiaries, regardless of whether the Covered Person is a Covered Person at the time any such Indemnified Cost is paid or incurred, except that no Covered Person shall be entitled to be indemnified in respect of any Indemnified Cost incurred by such Covered Person by reason of such Covered Person’s fraud or intentional misconduct, and this provision shall not reduce or limit the contractual liability of a Covered Person for breach of a Related Agreement or other agreement with the Partnership or a Subsidiary; provided, however, that any indemnity under this Section 7.3 shall be provided out of and to the extent of Partnership or Subsidiary assets only, and no Covered Person or Partner shall have any personal liability to make Capital Contributions to fund such indemnity.

(b) The indemnification provided by this Section 7.3 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, vote of the Board, as a matter of law or equity, or otherwise, both as to an action in the Covered Person’s capacity as a Covered Person, and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of each Covered Person.

(c) Notwithstanding any other provision of this Section 7.3, the Partnership shall pay or reimburse, in advance of the final disposition of the applicable proceeding, Indemnified Costs incurred by a Covered Person in connection with such Person’s appearance as a witness on behalf of the Partnership or its Subsidiaries or other participation at the request of the Partnership or a Subsidiary in a proceeding involving or affecting the Partnership or its Subsidiaries at a time when the Covered Person is not a named defendant or respondent in the proceeding, subject to the Partnership’s receipt of (i) a written affirmation by such Covered Person of such Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Partnership, as stated in Section 7.3(a) has been met and (ii) a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

(d) The Board shall cause the Partnership or its Subsidiaries to purchase and maintain insurance on behalf of the Covered Persons and/or the Partnership and its Subsidiaries against any liability asserted against any Covered Person and incurred by any Covered Person in such Person’s capacity as such or arising out of the Covered Person’s status in such capacity, regardless of whether the Partnership would have the power to indemnify the Covered Person against that liability under this Section 7.3, as determined by the Board. In furtherance of the foregoing, the Partnership shall obtain and maintain directors’ and officers’ liability insurance with coverage in a face amount as determined by the Board. The indemnification provided by this Section 7.3 shall be in addition to any other rights to which the Covered Persons may be entitled under any agreement, vote of the Board, as a matter of law, or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Covered Persons.

(e) A Covered Person shall not be denied indemnification in whole or in part under this Section 7.3 solely because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Related Agreements.

Section 7.4 Expenses; Advances. To the fullest extent permitted by applicable law, the Partnership (a) shall, in the case of the General Partner (in its capacity as such), the Partners Group Limited Partners, the Advisor Limited Partner, the Management Limited Partners (in their capacity as such), the Managers, and any other C-Suite level officers in his or her respective capacity as such, and (b) may, in the discretion of the Board, in the case of any other Covered Person, from time to time advance expenses (including reasonable legal fees) incurred by any such Persons in defending any claim, demand, action, suit or proceeding for which indemnification is available under Section 7.3 prior to the final disposition of such claim, demand, action, suit or proceeding, in each case, subject to the Partnership’s receipt of (i) a written affirmation by such Covered Person of such Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Partnership, as stated in Section 7.3(a), has been met and (ii) a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder; provided, that the Partnership shall not be required to advance expenses under this Article 7 to any Covered Person relating to any proceeding or claim brought by such Covered Person (or any of its Permitted Transferees) against the Partnership or any of its Subsidiaries.

Section 7.5 Notification of Claims. If a Covered Person believes that it is entitled to indemnification under this Article 7, such Covered Person shall promptly give written notice (in accordance with Article 12) to the Partnership describing such claim for indemnification, the amount thereof, if known, and the method of computation, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have occurred; provided, however, that the failure by such indemnitee to give such notice as provided herein shall not relieve the Partnership of its indemnification obligation under this Article 7 except to the extent that the Partnership is actually and materially damaged as a result of such failure.

Section 7.6 Third-Party Claims. In the event of any claim for indemnification hereunder resulting from or in connection with any claim, demand, action, suit or proceeding (including any action by or in the right of the Partnership), civil, criminal, administrative or investigative, by or before court, arbitrator, mediator, governmental body or agency or self- regulatory organization (each, a “Proceeding”) by a third party, the Covered Person(s) claiming such indemnification shall give written notice thereof to the Partnership (in accordance with Article 12) not later than twenty (20) Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen (15) Business Days following the date such Covered Person has actual knowledge thereof; provided, however, that the failure by such Covered Person(s) to give such notice as provided herein shall not relieve the Partnership of its indemnification obligation under this Article 7 except to the extent that the Partnership is actually and materially damaged as a result of such failure. In the event of any such claim for indemnification by a Covered Person or Covered Persons resulting from or in connection with a Proceeding by a third party, the Partnership may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the Partnership, who shall conduct the defense of such Proceeding, shall be reasonably satisfactory to such Covered Person(s); and, provided, further, that if the defendants in any such Proceeding include both such Covered Person(s) and the Partnership and such Covered Person(s) shall have reasonably concluded that there may be legal defenses or rights available to it or them which have not been waived and are in actual or potential conflict with those available to the Partnership, such Covered Person(s) shall have the right to select one law firm reasonably acceptable to the Partnership to act as separate counsel, on behalf of such Covered Person(s), at the expense of the Partnership, in connection with such Proceeding. If the Partnership assumes the defense of any such claim or legal proceeding, it shall not consent to entry of any judgment, or enter into any settlement, without the prior written consent of such Covered Person(s) (which consent shall not be unreasonably withheld or delayed) and such Covered Person(s) may, at its or their own expense (unless the costs of separate counsel are paid by the Partnership as provided herein), participate in any such Proceeding with the counsel of their choice. So long as the Partnership is in good faith defending such Proceeding, such Covered Person(s) shall not compromise or settle such Proceeding without the prior written consent of the Partnership, which consent shall not be unreasonably withheld or delayed.

Section 7.7 Fund Indemnitors. The Partnership hereby acknowledges that certain of its Managers, certain of its Limited Partners, the General Partner, and the direct and indirect partners therein or owners, officers, managers, stockholders, members, representatives, employees or agents thereof (the “Fund Indemnitees”) may have rights to indemnification, advancement of expenses and/or insurance with respect to their service on the Board or otherwise in connection with their involvement with the Partnership provided by other Persons (collectively, the “Fund Indemnitors”). The Partnership hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnitees are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnitees are secondary), and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, except to the extent that a Fund Indemnitee breaches its undertaking to repay advanced expenses as provided in Section 7.4. The Partnership further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Fund Indemnitees with respect to any claim for which the Fund Indemnitees have sought indemnification from the Partnership shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Fund Indemnitees against the Partnership.

Section 7.8 Nature of Rights. The rights set forth in this Article 7 are contractual in nature and any amendment to the terms of this Article 7 shall not affect the rights of a Covered Person with respect to acts, omissions or matters occurring prior to such amendment without such Covered Person’s prior written approval.

ARTICLE 8

PARTNERS

Section 8.1 Limited Liability. Except as otherwise provided by the Act, the Partners will not be personally liable for any obligations of the Partnership and will have no obligation to make contributions to the Partnership in excess of their respective Capital Contributions (if any).

Section 8.2 No Agency; Authority. No Limited Partner is an agent of or has authority to act for or bind the Partnership solely by reason of such Limited Partner’s status as a Limited Partner. Any Limited Partner who takes any action or purports or attempts to bind the Partnership in violation of this Section 8.2 shall be solely responsible for any loss and/or expense incurred by the Partnership, any Manager or any Limited Partner as a result of such unauthorized action, and such Limited Partner shall indemnify and hold harmless the Partnership, each Manager and each other Partner with respect to such loss and/or expense.

Section 8.3 Power of Attorney.

(a) Each of the Limited Partners hereby appoints the Partners Group Limited Partners, the General Partner and any designee of the Board, as their true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, acknowledge, swear to and file the following:

(i) all amendments to the Certificate as may be required under the Act that are duly approved pursuant to Article 11 and Section 6.5;

(ii) any amendment to this Agreement duly approved as provided in Article 11 and Section 6.5;

(iii) any and all instruments, certificates and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership in accordance with the terms of this Agreement (including, but not limited to, a certificate of dissolution of the Partnership);

(iv) any business certificate, fictitious name certificate or amendment thereto, necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable Federal, state or local law; and

(v) as may be necessary in connection with the exercise of rights provided in Section 8.7.

The power of attorney hereby granted by each of the Limited Partners (i) is conditioned upon prior approval of the subject matter thereof by the Board and/or the Limited Partners or any subset thereof, if so required by the provisions of this Agreement, and (ii) is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Limited Partner.

Section 8.4 Transfers of Units.

(a) Except pursuant to (i) a Permitted Transfer of Preferred Units or (ii) a Transfer that is effected in compliance with Section 8.7 or Section 8.9 (as a Tag-Along Transferor), no Limited Partner may Transfer all or any part of its Units unless such Transfer has been approved in advance by the Board in writing, which approval may be withheld by the Board in its sole discretion, and a Transferee (other than a Permitted Transferee) will not become a Substituted Limited Partner without Board approval. In addition, any Transferee will not become a Substituted Limited Partner unless and until the Transferee executes and delivers to the Partnership a counterpart of this Agreement reasonably acceptable to the Board. Except as otherwise provided in the instrument of Transfer and approved by the Board, any Substituted Limited Partner admitted to the Partnership in accordance with the terms of this Section 8.4 will succeed to all rights and be subject to all the obligations of the Transferor Limited Partner with respect to the Units to which the Transferee Limited Partner was substituted.

(b) Except as expressly provided in this Agreement and except for a Transfer to a Permitted Transferee, the Transferor and Transferee will be jointly and severally obligated to reimburse the Partnership for all reasonable expenses (including legal fees) in connection with any Transfer or proposed Transfer of a Limited Partner’s Units. As a condition to any Transfer of Units in the Partnership, the Transferor and the Transferee shall provide such legal opinions and documentation as the Board shall reasonably request.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein, (i) no Person shall be permitted to Transfer any Class B-1 Unit, Class B-2 Unit and Class B-3 Unit and (ii) no Permitted Transferee shall be permitted to Transfer any Class A-1 Units, Class C Preferred Units, Class B-1 Unit, Class B-2 Unit and Class B-3 Unit, other than pursuant to Section 8.7 hereof, unless such Transfer has been approved in advance by the Board in writing, which approval may be withheld by the Board in its sole discretion.

(d) Notwithstanding any provisions of this Article 8 to the contrary, in no event shall any Limited Partner knowingly Transfer any of its Units, to any Person (including an Affiliate) reasonably determined by the Board to be a competitor of, or otherwise adverse to, the Partnership. In addition, no Limited Partner shall be entitled to Transfer any Units or any other rights under this Agreement (including to an Affiliate) at any time unless the Board is satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Partnership or the Units;

(ii) cause the Partnership to become subject to the registration requirements of the Investment Company Act;

(iii) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or Section 4975 of the Code; or

(iv) cause the Partnership to become a “publicly traded partnership”, as such term is defined in Sections 469(k)(2) or 7704(b) of the Code.

Any such purported Transfer or disposition shall be void ab initio and shall not be recognized by the Partnership.

Section 8.5 No Resignation, Withdrawal or Borrowing. Except as otherwise provided in this Agreement, no Limited Partner may (a) withdraw as a Limited Partner of the Partnership, (b) be required to withdraw as a Limited Partner or (c) borrow or withdraw any portion of its Capital Contribution or Capital Account from the Partnership. For the avoidance of doubt, this Section 8.5 shall in no way limit Section 2.9(b).

Section 8.6 Admission of Additional Limited Partners. The Board may, without the consent of any Limited Partner, other than as set forth in Section 6.5 and subject to Section 3.8, authorize and cause the Partnership to issue additional Units or other Interests, including any new class or series of Units, on terms, including relative rights and preferences, established by the Board, and amend this Agreement and Schedule A as the Board shall deem necessary or appropriate in connection with the authorization and issuance of such additional Units. No Person acquiring any such additional Units who is not currently a Limited Partner shall be admitted as a Limited Partner unless such Person shall execute and deliver a counterpart of this Agreement.

Section 8.7 Drag-Along Rights.

(a) Subject to Section 6.5, in the event that the Partners Group Limited Partners (the “Dragging Limited Partner”) approve a Sale of the Partnership, then (i) the Dragging Limited Partner shall have the right to require the Partnership to initiate the process of finding a third party purchaser in connection with such Sale of the Partnership and use commercially reasonable efforts to cause such Sale of the Partnership to occur (which such efforts shall include, without limitation, retaining an investment banking firm, accountants, attorneys, tax advisors and/or other similar consultants to assist in positioning, valuing and marketing the Partnership) and (ii) Partnership shall give written notice to all of the Limited Partners that the Dragging Limited Partner is invoking the provisions of this Section 8.7. Each of the Limited Partners hereby waives, to the extent permitted by applicable law, all applicable appraisal rights and rights to object to or dissent from such Sale of the Partnership, and agrees that it will vote for (if necessary) and raise no objections against such Sale of the Partnership, provided each Limited Partner receives in such Sale of the Partnership an amount of consideration in respect of such Limited Partner’s Units that such Limited Partner would receive if the aggregate consideration payable in such Sale of the Partnership were distributed pursuant to Section 5.2.

(b) The Partnership and each of the Limited Partners hereby agree to cooperate fully with the Dragging Limited Partner in any Sale of the Partnership approved in accordance with Section 8.7(a) and not to take any action prejudicial to or inconsistent with such Sale of the Partnership, including without limitation providing access to and answering questions of the buyer and its representatives in connection with such Sale of the Partnership, and without limitation of Section 8.7(e) executing any and all agreements and instruments requested by the Dragging Limited Partner that are reasonable and necessary to effectuate such Sale of the Partnership. Each Limited Partner will, upon request, deliver an executed instrument of Transfer with respect to his, her or its Units in escrow (pending receipt of the purchase price therefor) to counsel designated by the Dragging Limited Partner. The Partnership shall cause its officers, employees, agents, contractors and others under its control to cooperate in any proposed Sale of the Partnership pursuant to this Section 8.7 and not to take any action that might impede any such Sale of the Partnership.

(c) The Dragging Limited Partner shall have full and plenary power and authority, as the agent of the Partnership, to cause the Partnership to enter into a transaction providing for a Sale of the Partnership approved in accordance with this Section 8.7 and to take any and all such further action in connection therewith as the Dragging Limited Partner may deem necessary or appropriate (and not inconsistent with the provisions of this Section 8.7) in order to consummate such Sale of the Partnership. The Dragging Limited Partner, in exercising its rights under this Section 8.7, shall have complete discretion over the terms and conditions of any Sale of the Partnership effected hereby to the extent approved in accordance with Section 8.7(a), including, without limitation, price, type of consideration, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows, provided that (i) the type of consideration and payment terms applicable with respect to all Units within each respective class or series of Units are identical, (ii) each Limited Partner receives in such Sale of the Partnership an amount of consideration in respect of such Limited Partner’s Units that such Limited Partner would receive if the aggregate consideration payable in such Sale of the Partnership were distributed pursuant to Section 5.2, (iii) in the event of a Sale of the Partnership involving the Transfer of less than all of the Partnership’s outstanding Units, no Limited Partner shall be required to Transfer more than its pro rata share of the total outstanding

Units proposed to be Transferred, and (iv) in connection with any Sale of the Partnership, no Limited Partner shall be required to make any representation, warranty or covenant other than representations as to Limited Partner Matters (as defined below), to the same extent as made by the Dragging Limited Partner. Without limitation of the foregoing, the Dragging Limited Partner may authorize and cause the Partnership or any Subsidiary to execute (or execute on behalf of the Partnership or any Subsidiary) such agreements, documents, applications, authorizations, registration statements and instruments (collectively “Sale Documents”) as it shall deem necessary or appropriate in connection with any Sale of the Partnership, and each third person who is party to any such Sale Documents may rely on the authority vested in the Dragging Limited Partner under this Section 8.7 for all purposes. Upon request by any Limited Partner, the Dragging Limited Partner shall provide to such Limited Partner copies of all documentation relating to the proposed Sale of the Partnership and such other materials and information as any Limited Partner may reasonably request in connection therewith.

(d) The Partnership shall pay for all transaction costs and expenses incurred in connection with any Sale of the Partnership to the extent not paid by the acquiring party. Each Limited Partner shall pay for all transaction costs and expenses incurred by such Limited Partner on an individual basis, and its pro rata share (based upon its share of the aggregate proceeds after deducting all transaction costs and expenses incurred for the benefit of all of the Limited Partners as a group in connection with any Sale of the Partnership, including for this purpose the value of any Limited Partner’s “rolled”, or retained equity) of those transaction costs and expenses incurred for the benefit of all of the Limited Partners as a group in connection with any Sale of the Partnership, in each case, to the extent not otherwise paid by the Partnership or the acquiring party. In addition, each Limited Partner shall bear its pro rata share (based upon its share of the aggregate proceeds, including for this purpose the value of any Limited Partner’s “rolled”, or retained equity) of any indemnities required of all of the Limited Partners in connection with a Sale of the Partnership (other than indemnities arising out of representations concerning a Limited Partner’s own Units, the authority of that Limited Partner to effect the transaction, and the enforceability of that Limited Partner’s obligations thereunder, and other customary representations and covenants particular to the individual Limited Partner, for which such Limited Partner shall be solely responsible (“Limited Partner Matters”)), provided that (i) a Limited Partner’s liability shall be several and not joint, (ii) except in instances of such Limited Partner’s fraud or willful misconduct, the maximum potential liability for such indemnities shall be limited to the amount of the aggregate proceeds received or receivable by such Limited Partner in the Sale of the Partnership and (iii) with respect to indemnities that do not relate to Limited Partner Matters, the maximum potential liability for such indemnities shall be limited to such Limited Partner’s pro rata share (as determined in the immediately preceding sentence) of the indemnity obligations.

(e) EACH LIMITED PARTNER HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE PARTNERS GROUP LIMITED PARTNERS AND THEIR SUCCESSORS AND ASSIGNS AS SUCH LIMITED PARTNER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH LIMITED PARTNER’S UNITS AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH LIMITED PARTNER’S UNITS AND OTHER SECURITIES OF THE PARTNERSHIP AS THE PARTNERS GROUP LIMITED PARTNERS MAY DIRECT IN CONNECTION WITH A SALE OF THE PARTNERSHIP EFFECTED BY THE DRAGGING LIMITED PARTNER IN ACCORDANCE WITH THIS SECTION 8.7 SOLELY IN THE EVENT THAT SUCH LIMITED PARTNER

FAILS TO VOTE SUCH LIMITED PARTNER’S UNITS OR TAKE ANY AND ALL SUCH OTHER ACTION IN CONNECTION WITH A SALE OF THE PARTNERSHIP IN ACCORDANCE WITH THIS SECTION. SUCH APPOINTMENT OF THE DRAGGING LIMITED PARTNER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID THROUGH THE DATE THERE SHALL BE CONSUMMATED A SALE OF THE PARTNERSHIP.

Section 8.8 Right of First Offer.

(a) Except for any Permitted Transfers or any Transfers in accordance with Section 8.7 or Section 8.9, in the event that a Limited Partner other than a Partners Group Limited Partner that has obtained approval from the Board as contemplated in Section 8.4(a) and wishes to sell all or any of the Units held by it (in each case, a “Transferring Limited Partner” and such proposed sale a “Transaction Offer”), such Transferring Limited Partner shall give written notice thereof to the Significant Holders (the “ROFO Holders”), which notice shall describe the material terms and conditions of such offer (a “ROFO Notice”), which shall specify in detail (A) the number of Units which the Transferring Limited Partner desires to Transfer, and (B) the material terms and conditions (including the per share purchase price payable and the form of consideration for such offered Units) pursuant to which the Transferring Limited Partner proposes to Transfer such Units. The ROFO Notice shall constitute the Transferring Limited Partner’s offer to Transfer the offered Units to the ROFO Holders on the terms specified therein and such offer shall be irrevocable until the expiration of the Limited Partner ROFO Acceptance Period. The Partnership shall have the right and option, for a period of thirty (30) days after delivery of the ROFO Notice (the “Partnership ROFO Acceptance Period”), to accept in writing all or any of the Units so offered at the purchase price stated in, and on the other terms and conditions set forth in, the ROFO Notice.

(b) If the Partnership shall not have accepted all of the Units offered for sale pursuant to the ROFO Notice within the Partnership ROFO Acceptance Period, the Partnership will provide each ROFO Holder with notice of such determination within five (5) days following the expiration of the Partnership ROFO Acceptance Period. Each ROFO Holder shall have the right and option, for a period of twenty (20) days after the expiration of the Partnership ROFO Acceptance Period (the “Limited Partner ROFO Acceptance Period”), to accept in writing all or any of his, her or its pro rata portion (based on the number of Preferred Units then-held by such ROFO Holder in relation to the aggregate number of Preferred Units then-held by all ROFO Holders, in each case calculated on an as-converted basis) of the Units not accepted by the Partnership at the purchase price stated in, and on the other terms and conditions set forth in, the ROFO Notice.

(c) If the Partnership and the ROFO Holders shall not have accepted all of the Units offered for sale pursuant to the ROFO Notice within the Partnership ROFO Acceptance Period and the Limited Partner ROFO Acceptance Period, the Partnership will provide each ROFO Holder who shall have fully exercised his, her or its option to purchase or acquire Units available to him, her, or it in accordance with Section 8.8(a) (a “Fully Exercising ROFO Holder”) with notice of such determination within five (5) days following the expiration of the Limited Partner ROFO Acceptance Period. Each other Fully Exercising ROFO Holder shall have the right and option, for a period of twenty (20) days after the expiration of the Limited Partner ROFO

Acceptance Period (the “Over-Allotment ROFO Acceptance Period”), (i) to accept in writing all or any of his, her or its pro rata portion (based on the number of Preferred Units then-held by such Fully Exercising ROFO Holder in relation to the aggregate number of Preferred Units then- held by all Fully Exercising ROFO Holders (in each case, calculated on an as-converted basis)) of the Units not accepted by the Partnership and the ROFO Holders at the purchase price stated in, and on the other terms and conditions set forth in, the ROFO Notice and (ii) to offer, in any written notice of acceptance, to purchase any Units not accepted by the other ROFO Holders pursuant to this sentence, in which case the Units not accepted by the other ROFO Holders shall be deemed, on the same terms and conditions, to be re-offered from time to time during the Over-Allotment ROFO Acceptance Period to and accepted by the Fully Exercising ROFO Holders who exercised their option under this Section 8.8(c), pro rata among such Fully Exercising ROFO Holders until all such Units are fully subscribed or until all such Fully Exercising ROFO Holders have subscribed for all such offered Units which they desire to purchase.

(d) If the Partnership (within the Partnership ROFO Acceptance Period), the ROFO Holders (within the Limited Partner ROFO Acceptance Period), and the Fully Exercising ROFO Holders (within the Over-Allotment ROFO Acceptance Period) shall not have accepted all of the Units offered for sale pursuant to the ROFO Notice, then the Transferring Limited Partner delivering the ROFO Notice may Transfer, subject to any other restrictions on Transfer set forth in this Agreement, that number of the Units not accepted by the Partnership and the ROFO Holders to any Person at a purchase price not less than the purchase price specified in the ROFO Notice (and on other terms and conditions not less favorable to the Transferring Limited Partner (and not more favorable to the proposed Transferee) than the terms specified in the ROFO Notice), at any time within ninety (90) days after the expiration of the Over-Allotment ROFO Acceptance Period. Any such Transfer shall be in compliance with Article 8. In the event the Units are not Transferred by the Transferring Limited Partners on such terms during such period, or if the Transferring Limited Partner offers to Transfer such Units at a purchase price less than the purchase price set forth in the ROFO Notice (or on other terms and conditions less favorable to the Transferring Limited Partner (or more favorable to the proposed Transferee)), the restrictions of this Section 8.8 shall again become applicable to the Transfer of such Units by the Transferring Limited Partner.

(e) The terms of this Section 8.8 shall not apply to any Permitted Transfer or any Transfer pursuant to Section 8.7, Section 8.9 or in connection with a Sale of the Partnership or an initial Public Offering.

(f) For purposes of this Section 8.8, each Partners Group Limited Partner may aggregate its pro rata portion of the offered Units (as calculated pursuant to Section 8.8(b)) among its Affiliates to the extent that such Affiliates do not elect to purchase their respective pro rata portion of the offered Units (as calculated pursuant to Section 8.8(b)).

Section 8.9 Tag-Along Rights.

(a) Limited Partner Transfer Notice. Except for Permitted Transfers and transactions covered by Section 8.7 with respect to which the drag-along right is exercised and Section 8.8 with respect to which a Right of First Offer is exercised, in the event that a holder of Preferred Units (a “Tag-Along Transferor”) wishes to accept a bona fide offer from a third party

(a “Third Party Offer”) for the purchase of all or any of the Units held by it in a Transfer approved by the Board, the Tag-Along Transferor shall give written notice thereof (a “Limited Partner Transfer Notice”) to the other holders or Preferred Units (the “Tag Holder”) and the Partnership, which notice shall (i) describe the material terms and conditions of such offer, including, without limitation, specifying in reasonable detail the identity of the prospective Transferee(s), the type, class or series, and the number of the Units to be Transferred, the purchase price therefor and the percentage of Preferred Units held by the Tag-Along Transferor being Transferred and (ii) make explicit reference to this Section 8.9 and the right of the Tag Holder to exercise its rights under this Section 8.9 (the “Tag-Along Rights”).

(b) Tag-Along. The Tag Holder at his, her or its option, may by written notice to the Tag-Along Transferor given within ten (10) Business Days of receipt of a Limited Partner Transfer Notice, require the Tag-Along Transferor to cause such third party to acquire up to the same proportionate percentage of the applicable outstanding Preferred Units which such Limited Partner owns as the Tag-Along Transferor proposes to sell (or, if such Limited Partner shall elect, any lesser percentage), on the same terms and conditions as are applicable to the proposed transfer by the Tag-Along Transferor and for an amount of consideration in respect of such Limited Partner’s Preferred Units that such Limited Partner would receive with respect to the Preferred Units being Transferred if the Partnership’s assets had been sold for the implied value of the Partnership (as determined in good faith by the Board, based on the consideration being received by the Tag-Along Transferor in respect of the Preferred Units being Transferred by it, such Board determination to be final and binding on the participating Limited Partners) and the proceeds were distributed pursuant to Section 5.2. For the avoidance of doubt, Tag-Along Rights will apply only to the same class of Preferred Unit as the Tag- Along Transferor proposes to Transfer in the Limited Partner Transfer Notice.

(c) The Partnership shall pay for all transaction costs and expenses incurred in connection with a sale pursuant to this Section 8.9 to the extent not paid by the acquiring party. Each Limited Partner shall pay for all transaction costs and expenses incurred by such Limited Partner on an individual basis, and its pro rata share (based upon its share of the aggregate proceeds after deducting all transaction costs and expenses incurred for the benefit of all of the Limited Partners as a group in connection with any sale pursuant to this Section 8.9) of those transaction costs and expenses incurred for the benefit of all of the Limited Partners as a group in connection with any sale pursuant to this Section 8.9, in each case, to the extent not otherwise paid by the Partnership or the acquiring party. Any and all Transfers pursuant to this Section 8.9 shall take place concurrently with the Transfer of the Units by the Tag-Along Transferor.

Section 8.10 Post Public Offering Transfer. Following a Public Offering, during the Limited Transfer Period, no Management Limited Partner or Advisor Limited Partner shall Transfer any Units except for any pro rata, based on relative ownership of Preferred Units, Transfer of Units in connection with any Transfer by a Partners Group Limited Partner. “Limited Transfer Period” means the period beginning on the date of the Public Offering and ending the earlier of (x) three (3) years after such Public Offering or (y) such date that the Partners Group Limited Partners own less than fifty percent (50%) of the Partnership’s or any successor entity’s issued and outstanding Capital Securities immediately after such Public Offering.

Section 8.11 Termination of Transfer Restrictions. Following a Public Offering, the provisions of Section 8.4 (Transfers of Units), Section 8.7 (Drag-Along Rights), Section 8.8 (Right of First Offer) and Section 8.9 (Tag-Along Rights) shall terminate (x) with respect to Preferred Units upon the expiration of the Limited Transfer Period and (y) with respect to any Units Transferred in accordance with the terms of this Agreement, upon such Transfer.

ARTICLE 9

ACCOUNTS

Section 9.1 Books. The Board shall maintain or cause to be maintained complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office, including a list of the names and addresses of all Limited Partners and the aggregate Capital Contributions of each Limited Partner.

Section 9.2 Reports, Returns and Audits. The Partnership will furnish or will cause to be furnished to each Limited Partner (a) an Internal Revenue Service Schedule K-l with respect to such Limited Partner, and (b) within fifteen (15) days after receipt thereof, any notice of audit from the Internal Revenue Service. The Partnership shall use its commercially reasonable efforts to cause such Schedule K-1s to be delivered to each Limited Partner within one hundred twenty (120) days of the end of each Fiscal Year or as soon as reasonably practical thereafter. In the event that such K-1’s cannot be provided within one hundred twenty (120) days of the end of each Fiscal Year, the Partnership will instead deliver to each Limited Partner, according to the same timeframe, an estimate of the annual tax information for the applicable Fiscal Year, including an estimated Internal Revenue Service Schedule K-l.

Section 9.3 Fiscal Year. The fiscal year of the Partnership for both financial reporting and tax purposes (the “Fiscal Year”) shall be its Taxable Year or, if the context so requires, any portion thereof.

Section 9.4 Method of Accounting. The books and accounts of the Partnership shall be maintained using the accrual method of accounting for financial reporting purposes and tax purposes.

Section 9.5 Tax Returns. The Partnership shall cause to be prepared and filed on a timely basis all federal, state and local tax returns required of the Partnership.

Section 9.6 Bank Accounts. All funds of the Partnership will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Partnership. The funds of the Partnership will not be commingled with the funds of any other Person. Checks will be drawn upon the Partnership account or accounts only for the purposes of the Partnership and shall be signed by authorized officers of the Partnership.

Section 9.7 Other Information. The officers of the Partnership and the Managers may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation or by order of any regulatory body. For the term of the Partnership and for a period of four (4) years thereafter, the Managers shall cause to be maintained and preserved all books of account and other relevant documents.

Section 9.8 Taxation as Partnership. The Partnership intends to be treated as a partnership for federal, state and local tax purposes, and the Limited Partners and the Partnership will make any necessary elections to achieve this result and refrain from making any elections that would have a contrary result. No Limited Partner shall knowingly take (or shall knowingly cause any of its Affiliates to take) any action that is inconsistent with the classification of the Partnership as a partnership for federal, state and local tax purposes.

Section 9.9 Certain Tax Matters. The Partnership will use its reasonable best efforts to avoid realizing “unrelated business taxable income” and income “effectively connected with the conduct of a trade or business within the United States” as those terms are defined in Sections 512 and 864, respectively, of the Code; provided, however, the Partners Group Limited Partners, in their sole discretion, may waive the requirement for the Partnership to use reasonable best efforts to avoid realizing “unrelated business taxable income.”

ARTICLE 10

DISSOLUTION OF THE PARTNERSHIP; CONVERSION TO A CORPORATION

Section 10.1 Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the earliest to occur of:

(a) Board approval (subject to Section 6.5); or

(b) the sale or distribution by the Partnership of all or substantially all of its assets.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy, insolvency, death, incompetency, termination, dissolution or distribution with respect to any Partner or any Unit will effect a dissolution of the Partnership.

Section 10.2 Liquidation of Partnership Interests.

(a) Liquidation. Upon dissolution, the Partnership will be liquidated in an orderly manner. The General Partner will serve as the liquidator to wind up the affairs of the Partnership pursuant to this Agreement. The Person or Persons who act as the liquidator under this Section 10.2 are referred to herein as the “Liquidator.”

(b) Liquidation Procedure. Promptly following dissolution, the Liquidator shall within a reasonable period of time cause the Partnership’s assets and properties to be liquidated for cash in an orderly and businesslike manner (which liquidation shall not involve any material sale or disposition of assets or properties of the Partnership to any Limited Partner or any Affiliate of a Limited Partner unless, in any such case, such sale or disposition is on terms that are no less favorable to the Partnership than would be reasonably available in an arm’s length transaction).

(c) Final Allocation and Distribution. Upon dissolution of the Partnership and liquidation of its assets and properties as set forth above, a final allocation of all items of income, gain, loss and deduction will be made in accordance with Article 4 (provided, however, that the Partnership shall make remedial allocations to the Limited Partners so that the Capital Accounts of the Limited Partners at the time of final distribution comport with the distribution provisions of this Section 10.2(c)), and proceeds arising from such liquidation, shall be distributed or used as follows and in the following order of priority:

(i) for the payment of the Partnership’s liabilities and obligations to its creditors (including creditors that are also Limited Partners), and the expenses of liquidation;

(ii) to the setting up of any reserves that the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

(iii) to the Limited Partners in accordance with Section 5.2(a).

(d) Notwithstanding Section 10.2(b) but subject to the prior approval of the Partners Group Limited Partners, the Liquidator may, upon dissolution of the Partnership, distribute the Partnership’s assets to the Limited Partners in kind in lieu of liquidating the Partnership’s assets as provided in Section 10.2(b), provided that if any assets of the Partnership are to be distributed in kind, the Capital Accounts of the Limited Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) and such assets shall be distributed on the basis of the Fair Market Value thereof (without taking Code Section 7701(g) into account) and any Limited Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Limited Partners so entitled. The fair market value of such assets shall be that which is determined by the Liquidator.

Section 10.3 Liability for Return of Capital Contributions. Each Limited Partner agrees that liability for the return of its Capital Contribution is limited to the Partnership’s assets and each Limited Partner shall look solely to the Partnership and its assets for all distributions with respect to the Partnership and his, her or its Capital Contribution thereto.

Section 10.4 Conversion to Corporation.

(a) In the event that at any time after the date hereof, the Board shall determine (subject to Section 6.5) that it wishes to facilitate an offering of equity interests in the Partnership or a successor through a Public Offering, or for any other reason, then the Board shall have the power to cause the Partnership to be reorganized as a corporation or become a subsidiary or parent of a corporation, or distribute the stock of a corporate subsidiary to the Limited Partners in accordance with this Agreement (such corporation being hereinafter referred to as a “Corporate Vehicle”) under the General Corporation Law of the State of Delaware by incorporation, merger, conversion, contribution or other permissible manner (a “Conversion”), and the Limited Partners shall cooperate in good faith to effectuate such Conversion and (if applicable) Public Offering. The Partnership will use its good faith commercially reasonable efforts to structure the Conversion as a transaction intended to qualify for tax-free treatment under section 351 of the Code, to the extent reasonably practicable for the Partnership and its Limited Partners.

(b) The Limited Partners holding Units shall receive, in exchange for their Units of a particular class, shares of stock in the Corporate Vehicle of the relevant class having the same relative seniority, preferences, voting, board rights and consent rights, economic interest and other rights and obligations, including those set forth in Section 3.1 and the other provisions hereof (and in no event shall such interest, rights or obligations be less favorable to such Limited Partner than the terms of their respective Units) in the Corporate Vehicle as are set forth in this Agreement applicable to the Units, subject to any modifications deemed appropriate by the Board (with the consent of the holders of a majority of the affected class of Units) as a result of the Conversion. In addition to the foregoing, the certificate of incorporation of the Corporate Vehicle shall provide that (A) the preferred stock of the Corporate Vehicle is automatically converted into common stock in connection with a Public Offering (based on the economics herein), and (B) the conversion described in clause (A) shall be at the conversion ratios determined to give effect to the relative values of the Units based on the economic rights thereof as set forth in this Agreement, determined by the Board in good faith based at the time of a Public Offering (if applicable) (and taking into account the price of shares in such Public Offering).

(c) The Corporate Vehicle and the Limited Partners (in their capacities as stockholders of the Corporate Vehicle) shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the rights and obligations and provisions of this Agreement to continue to apply to the Corporate Vehicle, the stockholders of the Corporate Vehicle and the capital stock of the Corporate Vehicle, including, but not limited to, (A) an agreement to vote all shares of capital stock held by such stockholders to elect the board of directors of such resulting corporation in accordance with the substance of Section 6.2, and (B) the rights and obligations of the Limited Partners contained herein (which may, at the election of the Partners Group Limited Partners, be contained in the Corporate Vehicle’s certificate of incorporation).

(d) No Limited Partner will have the right or power to veto, vote for or against, amend, modify or delay a Conversion. In furtherance of the foregoing, each Limited Partner hereby makes, constitutes and appoints the Partnership its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Limited Partners required to give effect to this Section 10.4, including any vote or approval required under Section 18-209 of the Act. The proxy granted pursuant to this Section 10.4(d) is a special proxy coupled with an interest and is irrevocable.

(e) The Partnership and the Limited Partners hereby agree to use their commercially reasonable efforts to structure the Conversion to maximize the ability of the Limited Partners to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of capital stock of the Corporate Vehicle for purposes of the United States securities laws, including Rule 144 under the Securities Act.

(f) Each Limited Partner (including any Permitted Transferee thereof) agrees, upon confirmation, that all officers and directors of the Partnership and all holders of five percent (5%) or greater of Capital Securities of the Partnership have entered into similar agreements, not to directly or indirectly lend, pledge, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or Transfer any equity securities of the Partnership or any Corporate Vehicle or other successor held by it for (a) one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with the

Partnership’s initial public offering of Capital Securities, or (b) ninety (90) days following the effective date of the relevant registration statement in connection with any other public offering of Capital Securities, as such managing underwriter shall specify reasonably and in good faith. Notwithstanding the foregoing, if (x) during the last seventeen (17) days of the foregoing 180-day period or 90-day period, as applicable, the Partnership issues an earnings release or material news or a material event relating to the Partnership occurs or (y) prior to the expiration of the 180-day period or 90-day period, as applicable, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then the restrictions described above shall continue to apply until the expiration of an 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each Limited Partner shall enter into customary letter agreements to the foregoing effect if so requested by the Partnership and the managing underwriter.

(g) Prior to a Public Offering, the Partnership and the holders of Preferred Units shall enter into a customary registration rights agreement, providing for (i) unlimited demand and “piggyback” registration rights for Partners Group Limited Partners, (ii) rights for each of the other Limited Partners holding Preferred Units exercisable from and after one hundred eighty (180) days following an initial Public Offering, to demand (A) one short-form underwritten registration in the case of all other Limited Partners, in any twelve (12) months period, and (B) at any time when the Corporate Vehicle becomes eligible to register securities on Form S-3 or a similar successor form, to effect a “shelf” registration, and (iii) customary “piggyback” registration rights (with pro-rata underwriter cutbacks) on all demand registrations and Partnership registrations (other than an initial Public Offering solely by the Partnership for its account), in each case at the Partnership’s expense.

ARTICLE 11

WAIVERS; AMENDMENTS

The provisions of this Agreement and the rights and obligations of the Partnership and all other parties hereto under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, or amended and restated (including without limitation pursuant to an issuance of additional Units pursuant to Section 3.8), and, the Certificate may be amended (whether by way of merger or otherwise), or amended and restated, if and only if such waiver or amendment is approved by the Board and approved in accordance with Section 6.5; provided, however, that if any amendment, amendment and restatement or waiver would adversely affect, by its terms, the specifically enumerated rights hereunder of one or more Limited Partners or class of Limited Partners (“Affected Limited Partners”) in a way that is different from the change such amendment would effect on other Limited Partners or other classes of Limited Partners, such amendment shall not be effective as to any Affected Limited Partner unless consented to by the holders of a majority of the Units held by the Affected Limited Partners, voting together as a group. Notwithstanding anything to the contrary set forth herein, the authorization and issuance of additional Units, including any new class or series of Units, at the direction of the Board pursuant to Section 8.6, whether such additional Units are junior, senior or pari passu with one or more classes or series of existing Units, and the amendment of this Agreement, Section 5.2 and Schedule A to reflect the terms of such additional Units, even if the issuance of such additional Units would have a dilutive effect on one or more classes or series of Units will not require the approval of any other Limited Partner. For the avoidance of doubt, Schedule A, as may be amended or modified in accordance with the terms hereof, shall be maintained by the Partnership. Each Limited Partner shall be bound by any amendment, amendment and restatement or waiver effected in accordance with this Article 11 or Section 8.6, whether or not such Limited Partner has consented to such amendment, amendment and restatement or waiver. Upon effectuation of each such waiver or amendment or amendment and restatement, the Partnership shall give written notice thereof to the Limited Partners who have not previously consented thereto in writing.

ARTICLE 12

NOTICES

All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service), electronic mail or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

(a)	If to the Partnership or the General Partner, to it:

c/o Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Joel Schwartz; Philip Wolf

Email:

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Bob Rivollier; Doug Giannantonio

E-Mail:

with a copy to the Partners Group Limited Partners, to their addresses set forth on Schedule A-1,

(b)	If to Partners Group Limited Partners, to their address set forth on Schedule A-1,

(c)	If to any other Limited Partner, to its address set forth on Schedule A-1.

Notices shall be deemed given and delivered upon the earliest to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior or contemporaneous oral or written agreement or understanding among the parties hereto with respect to the subject matter hereof.

Section 13.2 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to the principles of conflicts or choice of laws thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

Section 13.3 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 13.4 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements or provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions, without the necessity of proving actual damages or posting a bond or other security, to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

Section 13.5 Recovery of Expenses. Each party hereto that breaches any term or provision hereof (the “Breaching Party”) further covenants and agrees to indemnify and hold the other parties hereto harmless from and against all costs and expenses, including legal or other professional fees and expenses incurred by such parties, in connection with or arising out of any proceeding instituted by such parties against the Breaching Party relating to such breach; provided that the party or parties seeking indemnification pursuant to this Section 13.5 must have substantially prevailed in such proceeding.

Section 13.6 Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

Section 13.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.8 Headings. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 13.9 No Third-Party Beneficiaries. Except for Article 7 as it relates to Covered Persons, nothing in this Agreement is intended to, or will, create any rights to any party other than a party that is a signatory hereto or who becomes a Limited Partner in accordance with the terms of this Agreement.

Section 13.10 Tax Matters Partner. The Board shall designate the (a) “tax matters partner” of the Partnership for purposes of, and in accordance with, Section 6231(a)(7) of the Code (prior to the effective date of amendments to Chapter 63 of the Code pursuant to the Bipartisan Budget Act of 2015) and (b) the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (after the effective date of such amendments) (in each case, the “Tax Matters Partner”). The Tax Matters Partner may be removed, and a new Tax Matters Partner appointed, by the Board in accordance with the Code and the Treasury Regulations. Partners Group Client Access 13, L.P., Inc. is hereby designated as the initial Tax Matters Partner.

Section 13.11 Counterpart Execution; Fax Signatures. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto. Transmission of an executed counterpart by fax or PDF file of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement.

Section 13.12 Transactions with Interested Partners; Renunciation of Corporate Opportunities.

(a) Unless entered into in bad faith, no contract or transaction between the Partnership and one of its officers, Managers or Partners, or between the Partnership and any other Person in which one or more of its officers, Managers or Partners have a financial interest or are directors, partners, members, stockholders, officers or employees, shall be voidable solely for this reason or solely because said officer, Manager or Partner was present or participated in the authorization of such contract or transaction if: (i) the material facts as to the relationship or interest of said Person and as to the contract or transaction were disclosed or known to the Board and the contract or transaction was authorized by a majority of the votes held by disinterested members of the Board (if any); or (ii) the contract or transaction was entered into on arms-length terms and conditions that were fair and reasonable to the Partnership as of the time it was authorized, approved or ratified. Subject to compliance with the provisions of this Section 13.12, no officer, Manager or Partner interested in such contract or transaction, because of such interest, shall be considered to be in breach of this Agreement or liable to the Partnership, any other Partner, Manager or other Person for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

(b) To the maximum extent permissible under applicable law, the Partnership and each Subsidiary and each Partner hereby renounce any interest or expectancy of such Person in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the General Partner, the Partners Group Limited Partners and their respective Affiliates (together, the “Subject Partners”), including, without limitation, persons who serve on the Board who are designated by the Subject Partners. Without limiting the foregoing renunciation, the Partnership and each Subsidiary and each Limited Partner acknowledge that the Subject Partners are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Partnership’s businesses (“Competing Businesses”), and agree that the Subject Partners shall have the unfettered right to make additional investments in or have relationships with other Competing Businesses independent of their investments in the Partnership. By virtue of the Subject Partners holding Units or by having persons designated by or affiliated with the Subject Partners serving on the Board or otherwise, no Subject Partner shall have any obligation to the Partnership, any of its Subsidiaries or any other holder of Units to refrain from competing with the Partnership and any of its Subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity; and none of the Partnership, any of its Subsidiaries or any other holder of Units shall have any right with respect to any such investments or activities undertaken by such Subject Partner. Without limitation of the foregoing, each Subject Partner may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Partnership or any Subsidiary, and none of the Partnership, any of its Subsidiaries nor any other holder of Units shall have rights or expectancy by virtue of such Subject Partner’s relationships with the Partnership or any Subsidiary, this Agreement or otherwise in and to such independent venture or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business, shall not be deemed wrongful or improper. No Subject Partner shall be obligated to present any particular investment opportunity to the Partnership or any Subsidiary or Partner, even if such opportunity is of a character that, if presented to the Partnership or a Subsidiary, could be taken by the Partnership or such Subsidiary, and the Subject Partners shall continue to have the right to take for their own respective account or to recommend to others any such particular investment opportunity.

Section 13.13 No Fiduciary Duties of Partners; Fiduciary Duties of Managers. To the fullest extent permitted by law, no Partner, Manager (in a Manager’s capacity as such) or officer (in an officer’s capacity as such) shall have any duties, contractual, fiduciary or otherwise, to the Partnership or any Partner, other than the duties of good faith and fair dealing. The Partnership and each Partner and Manager hereby waives, to the maximum extent permitted by law, any and all rights and claims which it, he or she may otherwise have against any other Partner, Manager or officer or any such other Partner’s or Manager’s officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any claims of breach of fiduciary or other duties by a Partner in their capacities as such; provided that the foregoing shall not limit a Partner’s or Manager’s rights and claims with respect to a breach of this Agreement or the Related Agreements, including under Section 13.5. No Partner, Manager (in a Manager’s capacity as such) or officer (in an officer’s capacity as such) shall be liable to the Partnership or any other Partner or Manager for any act or omission taken or suffered by such Partner in connection with the business or operations of the Partnership or arising out of this Agreement, unless such act or omission has been adjudicated by a court or arbitral panel of competent jurisdiction, in a final, nonappealable judgment or decision, to have constituted a breach of this Agreement on the part of such Partner, Manager or officer. In making any decision with respect to the Partnership and its business, each Partner, Manager and officer shall be entitled to consider only such interests and factors as it, he or she desires, including such Partner’s, Manager’s or officer’s interests, and shall, to the fullest extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting the Partnership, any Partnership Subsidiary or any other Partner or Manager. In accordance with and to the extent permitted by Section 17-1101(d) of the Act, the provisions of this Agreement, including this Section 13.13, are agreed by the Partnership, the Partners and the Managers to completely replace, eliminate and otherwise supplant those duties (including fiduciary duties) and liabilities that a Partner, Manager or officer might otherwise have. Each Partner, Manager and officer may rely on this Agreement (including this Section 13.13) to determine what duties (including fiduciary duties) the Partners, Managers and officers, in their capacities as such, may have to the Partnership or any Manager, Partner or other Person who is a party to this Agreement (or who by operation of law may have certain benefits of a Partner) and their compliance with those duties.

Section 13.14 Further Assurances. The Partners shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited partnership under the laws of the State of Delaware and all other jurisdictions in which the Partnership may from time to time conduct business.

Section 13.15 Consent to The Exclusive Jurisdiction of the Courts of Delaware.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD.

(b) EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS OF THE STATE OF DELAWARE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO PROSECUTE OR DEFEND ANY DISPUTE OTHER THAN AS SET FORTH IN THIS ARTICLE 13 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(c) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES HERETO CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH ARTICLE 12.

Section 13.16 Termination of Agreement. Upon the consummation of a dissolution of the Partnership in accordance with Section 10.1, except as provided in the next sentence, all rights and obligations of the parties under this Agreement shall terminate immediately and be of no further effect. Notwithstanding the preceding sentence, the rights and obligations of the applicable parties under Article 7, Section 8.1, Section 8.2, Section 10.3 and this Article 13 shall survive any such termination.

Section 13.17 Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

Section 13.18 No Waiver. No waiver by any party to this Agreement at any time of a breach by a party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

Section 13.19 Confidentiality.

(a) The Partners acknowledge that, as a consequence of their business relationship and activities with each other hereunder, certain trade secrets and information of a proprietary or confidential nature relating to their respective businesses and customers and the business and customers of the Partnership and its Subsidiaries have been and will be disclosed to each other, including, without limitation, the terms of this Agreement, trade secrets, inventions, products, services, patents, licenses, research projects, costs, processes, techniques, plans for future development, market analyses, product uses, projects and plans, finances, customers, contracts, customer prospects, profits, profit margins and project costs, quality assurance study results, pricing information, material and labor costs, supplier costs, dealer and distributor commissions and certain other information of commercial value that is not known generally or publicly outside of their respective businesses or the businesses of the Partnership and its Subsidiaries and the identities of the Partners and their respective beneficial owners (collectively, “Confidential Information”). Confidential Information does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Partner, (ii) was available to a Partner on a non-confidential basis prior to its disclosure to such Partner by the Partnership, any of its Subsidiaries, any of their representatives or agents, or (iii) becomes available to a Partner on a non-confidential basis from a source other than the Partnership, any of its Subsidiaries or any of their representatives or agents, provided that such source is not bound by a confidentiality agreement with the Partnership or any of its Subsidiaries or any of their representatives or agents or otherwise prohibited from transmitting the information to such Partner.

(b) Each Partner acknowledges that such Confidential Information is of considerable importance and may be the result of the incurrence of substantial costs and expense and the expenditure of substantial development time, and agrees that its relationship to the other Partners and to the Partnership with respect to such Confidential Information shall be fiduciary in nature. The Partners will each hold in confidence and not disclose (except to such Partner’s accountants, attorneys, other advisors and equity holders (including, in the case of the Partners Group Partners, to their respective Affiliates, limited partners, prospective limited partners, debt or equity investors) the Confidential Information for any purpose reasonably related to the Partners’ interests in the Partnership, except (i) as required to fulfill the rights and obligations of the Partners hereunder, (ii) as authorized in writing by the Board, and (iii) as required by law or any legal or regulatory process or in connection with any lawsuit, arbitration, mediation or other claim or proceeding arising from a dispute with the Partnership or any of its Affiliates or Partners. The Partners acknowledge that, in the event of such disclosure to a third party, other than a disclosure required by law, such third party shall be required to maintain the confidentiality of the Confidential Information to the same extent as the Partners. For the avoidance of doubt, nothing in this Section 13.19 shall prohibit Partners Group Limited Partners’ use of the Partnership’s name and other non-confidential information for marketing and other purposes (including indicating the Partnership’s status as a portfolio company of such Partners Group Limited Partners).

Section 13.20 Non-Solicitation; Non-Competition.

(a) Each Management Limited Partner (excluding the CEO Limited Partner) and Advisor Limited Partner agrees that during the Restricted Period, such Management Limited Partner or Advisor Limited Partner will not directly or indirectly, individually, or together with, or through any other Person: (i) in any manner discourage any Person which is or has been a customer or supplier of the Partnership or any of its Subsidiaries from continuing its relationship with such entity, (ii) approach, counsel, or attempt to induce any Person who is then in the employ of or an independent contractor of the Partnership or any of its Subsidiaries, to leave her or his employment or engagement, or employ, engage or attempt to employ or engage any such Person, or (iii) aid or counsel any other Person to do any of the above.

(b) Each Management Limited Partner (excluding the CEO Limited Partner and any Independent Manager) and Advisor Limited Partner agrees that during the Restricted Period, such Management Limited Partner or Advisor Limited Partner will not directly or indirectly, individually, or together with, or through any other Person: (i) engage in; (ii) own or control any interest in (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company); (iii) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (iv) lend credit or money for the purpose of the establishing or operating; or (v) allow his or her name or reputation to be used by or in, any business, venture, activity or organization (including any non-profit organization), anywhere in the world that involves any form of early childhood or elementary education that competes or potentially competes with the Partnership and its Subsidiaries’ business operations existing over the course of the Restricted Period; provided, however, that with respect to Elanna Yalow, this Section 13.20(b) shall only restrict her with respect to any actions that involve any form of early childhood or elementary education that competes with the Partnership and its Subsidiaries’ business operations existing over the course of the Restricted Period.

(c) The CEO Limited Partner agrees that during the Restricted Period, such CEO Limited Partner will not directly or indirectly, individually, or together with, or through any other Person, other than in the good faith performance of such CEO Limited Partner’s duties to the Partnership or its Subsidiaries while the CEO Limited Partner remains engaged as a Service Provider thereto: (i) in any manner discourage any Person which is or has been a customer or supplier of the Partnership or any of its Subsidiaries from continuing its relationship with such entity, (ii) solicit, counsel, or attempt to induce any Person who is then in the employ of or an exclusive independent contractor of the Partnership or any of its Subsidiaries, to leave his, her or its employment or engagement, or employ, engage or attempt to employ or engage any such Person; provided that, after the CEO Limited Partner is no longer engaged as a Service Provider by the Partnership or any of its Subsidiaries, the restrictions in this clause (ii) shall not apply to general advertising not targeted at employees or exclusive independent contractors of the Partnership or any of its Subsidiaries or the CEO Limited Partner serving as a reference on request from an unrelated Person, or (iii) aid or counsel any other Person to do any of the above.

(d) The CEO Limited Partner agrees that during the Restricted Period, such CEO Limited Partner will not directly or indirectly, individually, or together with, or through any other Person: (i) engage in; (ii) own or control any interest in (except (x) as a passive investor of less than 5% of the publicly traded stock of a publicly held company or (y) as a passive investor in aggregated funds (e.g., private equity vehicles) so long as the CEO Limited Partner does not have any decision making authority or other active involvement); (iii) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (iv) lend credit or money for the purpose of the establishing or operating; or (v) allow such CEO Limited Partner’s name or reputation to be used by or in, any CEO Competing Business, anywhere in the world. As used herein, the “CEO Competing Business” shall mean any business, venture, activity or organization (including any non-profit organization) whose principal business is similar to or competitive with the business of the Partnership or any of its Subsidiaries over the course of the Restricted Period.

(e) Each Management Limited Partner, Advisor Limited Partner and CEO Limited Partner represents and warrants that he or she has carefully considered the nature and extent of the restrictions in this Section 13.20, and agrees that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill, trade secrets, established employee, customer, supplier, contractor and vendor relationships, and other legitimate business interests of the Partnership and its Subsidiaries in view of the following facts: (i) such Management Limited Partner, Advisor Limited Partner or CEO Limited Partner will hold Units in the Partnership, have access to confidential financial and other information, and relationships with the customers, suppliers and other employees of the Partnership as a result of such ownership of Units, (ii) it would be impossible for such Management Limited Partner, Advisor Limited Partner or CEO Limited Partner to be employed or engaged in business similar to the Partnership and its Subsidiaries’ business without inevitably using the Partnership and its Subsidiaries’ proprietary information and trade secrets, and (iii) such Management Limited Partner, Advisor Limited Partner or CEO Limited Partner has broad skills that will permit gainful employment in many areas and businesses outside the scope of the Partnership and its Subsidiaries’ business. For the avoidance of doubt, each Partner acknowledges and agrees that the restrictions set forth in this Section 13.20 do not apply to any of the Partners Group Limited Partners.

(f) If a court of competent jurisdiction determines that the character or duration of the provisions in this Section 13.20 are unreasonable, it is the intention and the agreement of the parties hereto that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the conduct of such Management Limited Partner, Advisor Limited Partner or CEO Limited Partner that are reasonable in light of the circumstances and as are necessary to assure to the Partnership and its Subsidiaries the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 13.20 because taken together they are more extensive than necessary to assure to the Partnership and its Subsidiaries the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 13.21 Acknowledgments, Representations and Waiver.

(a) Limited Partners’ Acknowledgments, Representations and Waiver. Each of the Limited Partners hereby severally, and not jointly, represents and warrants to the Partnership and the General Partner that (i) such Limited Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Partnership and making an informed investment decision with respect thereto, (ii) such Limited Partner is able to bear the economic and financial risk of the investment in the Partnership contemplated hereby for an indefinite period of time, (iii) such Limited Partner is acquiring an interest in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or any public offering thereof (other than such a distribution or offering which is registered and qualified under applicable federal or state securities laws), (iv) such Limited Partner is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, (v) to the extent the Units have not been registered under the securities laws of any jurisdiction, the same cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws, (vi) such Limited Partner is a resident of the state listed as its address on Schedule A-1, and (vii) the execution, delivery and performance of this Agreement do not require such Limited Partner to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents or any agreement or instrument to which it is a party or by which it is bound. Each Limited Partner has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that neither the Partnership, the General Partner, nor any of their respective Affiliates has provided such Limited Partner with any advice regarding the tax, economic or other impacts to such Limited Partner of the arrangements contemplated hereby.

(b) Partnership Representations. The Partnership hereby represents and warrants to the Limited Partners as of the date of this Agreement, the following: (i) the Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) the Units, when issued in accordance with the terms of this Agreement and applicable the Related Agreement will be validly issued and not subject to any adverse claim; (iii) the capitalization of the Partnership as of the date of this Agreement is set forth on Schedule A; (iv) except as set forth in this Agreement and except for any outstanding Units set forth on Schedule A, there are no outstanding options, warrants, preemptive rights, subscription rights, convertible securities or other agreements or plans under which the Partnership is or may become obligated to issue, sell or Transfer any Units or other securities of the Partnership; and (v) neither the Partnership nor anyone acting on its behalf has offered the Units for sale to or otherwise approached or negotiated in respect of such offer in a manner constituting a general solicitation and neither the Partnership nor anyone on its behalf has taken or will take any action that would subject the issuance or sale of any of the Partnership’s securities to the registration requirements of Section 5 of the Securities Act.

(c) Conflicts. Each of the parties hereto acknowledges and agrees that Ropes & Gray LLP (“Ropes”) has acted as counsel to the Partnership, the General Partner and the Partners Group Limited Partners in connection with the negotiation of this Agreement. Each of the parties hereto hereby consents and agrees to, and agrees to cause the Partnership and the Subsidiaries to consent and agree to, Ropes representing the Partnership, the Subsidiaries and the Partners Group Limited Partners (collectively, the “Partnership and Partners Group Parties”) after the date hereof, including with respect to disputes in which the interests of the Partnership and Partners Group Parties may be directly adverse to other Limited Partners and even though Ropes may have represented the Partnership, the Subsidiaries and the Partners Group Limited Partners in a matter substantially related to any such dispute, or may be handling ongoing matters for the Partnership, the Subsidiaries and the Partners Group Limited Partners. Each of the parties hereto consents and agrees to, and agrees to cause the Partnership and the Subsidiaries to consent and agree to, the communication by Ropes to the Partnership and Partners Group Parties in connection with any such representation of any fact known to Ropes arising by reason of Ropes’s prior representation of the Partnership, the Subsidiaries and the Partners Group Limited Partners.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

PARTNERSHIP:	KC PARENT, LP

	By:	/s/ Joel Schwartz
Name: Joel Schwartz
Title: Vice President

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

GENERAL PARTNER:	KC PARENT GP, LLC

	By:	/s/ Joel Schwartz
Name: Joel Schwartz
Title: President

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

PARTNERS GROUP LIMITED PARTNERS, in their respective capacities as such, and under power of attorney on behalf of all Limited Partners not signatory hereto in accordance with Section 8.3(a)(ii) of this Agreement:

PARTNERS GROUP CLIENT ACCESS 13, L.P. INC.
By: Partners Group Client Access Management I Limited,
its general partner
By: Partners Group AG, its investment manager

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

PARTNERS GROUP BARRIER REEF, L.P.
By: Partners Group Management XIII Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

PARTNERS GROUP LIMITED PARTNERS (CONT’D):

PARTNERS GROUP HERCULES, L.P. INC.
By: Partners Group Management X Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

PARTNERS GROUP HEARST OPPORTUNITIES FUND, L.P.
By: Partners Group Cayman Management II Limited, its general partner
By: Partners Group AG, under power of attorney

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

PARTNERS GROUP LIMITED PARTNERS (CONT’D):

PARTNERS GROUP DAINTREE CO-INVEST, L.P.
By: Partners Group Management XIII Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

PARTNERS GROUP ACCESS 768 L.P.
By: Partners Group Management (Scots) LLP, its general partner

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

PARTNERS GROUP LIMITED PARTNERS (CONT’D):

PARTNERS GROUP DIRECT INVESTMENTS 2012 (EUR), L.P. INC.
By: Partners Group Management VIII Limited, its general partner
By: Partners Group AG, its investment manager

By:	/s/ Michelle Marino
Name:	Michelle Marino
Title:	Authorized Signatory

By:	/s/ Margaret Christe Bernal
Name:	Margaret Christe Bernal
Title:	Authorized Signatory

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as their act and deed, to be effective as of the day and year first above written.

ADVISOR LIMITED PARTNERS:

RAFAEL AND MARINA PASTOR FAMILY TRUST

By:	/s/ Rafael Pastor
Name: Rafael Pastor
Its: Trustee

US TRUST COMPANY OF DELAWARE, as trustee of the Monica Pastor Irrevocable Trust under Trust Agreement dated June 13, 2019

By:	/s/ Roseanne Starkey
Name: Roseanne Starkey
Its: VICE PRESIDENT / TRUST OFFICER

US TRUST COMPANY OF DELAWARE, as trustee of the Stefan Pastor Irrevocable Trust under Trust Agreement dated June 13, 2019

By:	/s/ Roseanne Starkey
Name: Roseanne Starkey
Its: VICE PRESIDENT / TRUST OFFICER

[Signature Page to Limited Partnership Agreement]

Schedule A

Capitalization

(On file with the Partnership.)

Schedule A-1

Addresses of Partners

(On file with the Partnership.)

Schedule B

Sample Calculations of Distribution Amounts

(On file with the Partnership.)